                                                          Exhibit 99.(a)(1)(A)

                          Chordiant Software, Inc.
                        20400 Stevens Creek Boulevard
                                  Suite 400
                             Cupertino, CA 95014

                              OFFER TO EXCHANGE
                             OUTSTANDING OPTIONS
                          TO PURCHASE COMMON STOCK
                                 MAY 4, 2001

                          CHORDIANT SOFTWARE, INC.

                    OFFER TO EXCHANGE OUTSTANDING OPTIONS

           THE OFFER EXPIRES AT 12:00 P.M., PACIFIC DAYLIGHT TIME,
                ON JUNE 6, 2001, UNLESS THE OFFER IS EXTENDED

     Chordiant Software, Inc. ("Chordiant" or the "Company") is offering the current employees, consultants and directors of the Company and its wholly-owned subsidiaries the opportunity to exchange all outstanding stock options to purchase shares of our Common Stock granted pursuant to the Chordiant 1999 Equity Incentive Plan, the Chordiant 1999 Non-Employee Directors' Stock Option Plan, the Chordiant 2000 Nonstatutory Equity Incentive Plan, the White Spider Software 2000 Stock Incentive Plan and the Prime Response 1998 Stock Option/Stock Issuance Plan (the "Eligible Options") for new options to purchase shares of our Common Stock (the "New Options").

     If you wish to accept this offer, you must exchange all of your Eligible Options that we granted to you on or after December 6, 2000. However, should you choose to accept this Offer, you are not obligated to tender each Eligible Option that was granted prior to December 6, 2000 and are free to elect to tender as many or as few of the Eligible Options granted prior to December 6, 2000 as you wish. Please note that you must tender all outstanding shares under each particular Eligible Option you wish to tender.

     We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and the related email transmittal cover letter and attached Summary of Terms (which together, as they may be amended from time to time, constitute the "Offer"). This Offer is not conditioned upon a minimum number of options being exchanged. This Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

     Shares of our Common Stock are quoted on the Nasdaq National Market under the symbol "CHRD." On May 3, 2001, the closing price of our Common Stock as reported on the Nasdaq National Market was $3.47 per share. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

     You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of the Offer to Exchange or related documents to Tony Boccanfuso, Senior Vice President of Worldwide Human Resources, at (408) 517-6149 or
tony.boccanfuso@chordiant.com.
-----------------------------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE

ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                   IMPORTANT

     Regardless of whether you accept or reject this Offer, you must complete and sign the Election Form and return it to Tony Boccanfuso at Chordiant before 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (or a later expiration date if Chordiant extends the Offer). You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept this Offer as they will be automatically cancelled if Chordiant accepts your Eligible Options for exchange. However, you will be required to return your stock option agreements upon Chordiant's request.

     We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. The Board of Directors believes that the Offer may create a better chance for some participants to obtain value from their options in the short term. However, the Board of Directors makes no recommendations as to whether or not you should tender your Eligible Options for exchange. The Board of Directors recognizes that the decision to accept the Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Chordiant is limited to this document, the enclosed cover letter and attached Summary of Terms.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY OF TERMS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                              TABLE OF CONTENTS


                                                                                         Page
SUMMARY OF TERMS                                                                            1
THE OFFER.......................................................................           10
1.   Number of Options; Expiration Date.........................................           11
2.   Purpose of the Offer.......................................................           11
3.   Procedures.................................................................           12
4.   Change in Election.........................................................           12
5.   Acceptance of Options for Exchange and Cancellation and Issuance
     of New Options.............................................................           13
6.   Conditions of the Offer....................................................           14
7.   Price Range of Common Stock................................................           15
8.   Source and Amount of Consideration; Terms of New Options...................           16
9.   Interests of Directors and Officers; Transactions and
     Arrangements Involving the Options.........................................           20
10.  Status of Options Acquired by Us in the Offer..............................           21
11.  Legal Matters; Regulatory Approvals........................................           21
12.  Material U.S. Federal Income Tax Consequences..............................           21
13.  Extension of Offer; Termination; Amendment.................................           24
14.  Fees and Expenses..........................................................           25
15.  Information About Chordiant................................................           25
16.  Additional Information.....................................................           50
17.  Forward Looking Statements; Miscellaneous..................................           51

SCHEDULE A-Information about the Directors and Executive Officers of Chordiant..           53

                                SUMMARY OF TERMS

     The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer and the accompanying documents because the information in this summary is not complete. We have included references to the relevant sections of this Offer where you can find a more complete description of the topics discussed in this Summary of Terms.

Q1.  WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all stock options that are currently outstanding under the Chordiant 1999 Equity Incentive Plan, the Chordiant 1999 Non-Employee Directors' Stock Option Plan, the Chordiant 2000 Nonstatutory Equity Incentive Plan, the White Spider Software 2000 Stock Incentive Plan and the Prime Response 1998 Stock Option/Stock Issuance Plan that are held by employees, directors and consultants of the Company or one of its wholly-owned subsidiaries (an "Eligible Participant").

     If you wish to accept this Offer, you must exchange all of the Eligible Options granted to you on or after December 6, 2000. However, should you choose to accept this Offer, you are not obligated to tender each Eligible Option that was granted prior to December 6, 2000 and are free to elect to tender as many or as few of the Eligible Options granted prior to December 6, 2000 as you wish. Please note that you must tender all outstanding shares under each particular Eligible Option you wish to tender.

Q2.  WHY ARE WE MAKING THE OFFER?

     A cornerstone of our success has been retention and motivation of our employees, directors and consultants. Accordingly, since many of our outstanding options have exercise prices that are significantly higher than the current market price of our Common Stock, we felt it appropriate to offer this exchange program.

Q3.  ARE THERE CONDITIONS TO THE OFFER?

     The Offer is subject to a number of conditions, including the conditions described in Section 6. However, the Offer is not conditioned on a minimum number of optionholders accepting the Offer or a minimum number of options being exchanged.

Q4. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE NEW OPTIONS?

     You must be an Eligible Participant on May 4, 2001, and you must remain continuously employed by, or in the case of a consultant or member of the Board of Directors be continuously in the service of, the Company or one of its wholly-owned subsidiaries through the grant date of the New Options. If you are not an employee, a consultant or a member of the Board of Directors on the grant date of the New Options, you will not be eligible to receive the New Options. See Questions 5 and 9 below.

                                       1.

Q5. WHAT IF I LEAVE CHORDIANT OR ONE OF ITS SUBSIDIARIES BETWEEN THE DATE MY ELIGIBLE OPTIONS ARE CANCELLED AND THE GRANT DATE OF THE NEW OPTIONS?

     The Notice of Change in Election form will be irrevocable starting at 12:00 p.m., Pacific Daylight Time, on June 6, 2001. If your service as an employee or director of, or consultant to, Chordiant or one of its subsidiaries terminates voluntarily, involuntarily, or for any other reason, before your New Options are granted, you will not be granted any New Options. Further, once an Eligible Option of yours is cancelled, you will not have any rights with respect to that cancelled Eligible Option. THEREFORE, IF YOU ARE NOT AN EMPLOYEE OR DIRECTOR OF, OR CONSULTANT TO, CHORDIANT OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOUR ELIGIBLE OPTIONS ARE CANCELLED THROUGH THE GRANT DATE OF THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT WERE CANCELLED. YOU ALSO WILL NOT RECEIVE ANY OTHER FORM OF CONSIDERATION IF YOUR RIGHT TO YOUR NEW OPTIONS TERMINATES BECAUSE YOUR SERVICE TO THE COMPANY, FOR WHATEVER REASON, CEASES PRIOR TO THE GRANT DATE OF THOSE NEW OPTIONS.

Q6. HOW MANY NEW OPTION SHARES WILL I RECEIVE IN EXCHANGE FOR THE OPTION SHARES I ELECT TO EXCHANGE?

     Each New Option will represent the same number of option shares as each Eligible Option that you exchange. The number of option shares to be represented by the New Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between June 6, 2001 (or a later expiration date if Chordiant extends the offer) and the date the New Options are granted.

Q7.  WHEN WILL I RECEIVE MY NEW OPTIONS?

     The New Options will be granted on December 10, 2001, and we expect to distribute the New Option agreements within six to eight weeks following the grant date. Please note that if you are an employee who works in the United Kingdom, the Company is currently in the process of having its 1999 Equity Incentive Plan and 2000 Nonstatutory Equity Incentive Plan approved by the Inland Revenue. While the Company cannot be certain that it will receive such approvals for these plans by December 10, 2001, the Company expects to receive these approvals by such date and will use its best efforts to do so. Moreover, if you accept the Offer and exchange all or part of your Eligible Options, we cannot for accounting reasons grant you any additional stock options (in addition to the New Options) until, at the earliest, December 8, 2001.
(Section 5)

Q8. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

     If we were to grant New Options on any date which is earlier than six months and one day after the date we cancel any of the Eligible Options that we accepted for exchange pursuant to the terms of this Offer, we would be required for financial accounting purposes to record a compensation expense against our earnings. By deferring the grant of the New Options for at

                                       2.

least six months and one day, we believe we will not have to record such a compensation expense.

Q9.   WHAT WILL BE THE TERMS AND CONDITIONS OF MY NEW OPTIONS?

Except for the exercise price of the New Options, the terms and conditions of your New Options will be substantially the same as your Eligible Options that were cancelled. Please note, however, if your Eligible Options are under the White Spider 2000 Stock Incentive Plan or the Prime Response 1998 Stock Option/ Stock Issuance plan, your New Options will not be granted pursuant to the same plan under which you received your Eligible Options, and, as a result, will be subject to certain different terms. Please also note, if you are an employee who works in the United Kingdom and were previously granted an option under an "approved plan" in the United Kingdom, please be aware that the Company is currently seeking approval from the Inland Revenue for New Options granted under its 1999 Equity Incentive Plan and its 2000 Nonstatutory Equity Incentive Plan. If you are an employee who works in the United Kingdom and were granted an option under an "unapproved plan" in the United Kingdom, the Company intends that your New Option will be granted pursuant to an "approved plan." While the Company cannot be certain that it will receive these approvals for its 1999 Equity Incentive Plan and its 2000 Nonstatutory Equity Incentive Plan by December 10, 2001, the Company expects to receive these approvals by such date and will use its best efforts to do so. You should consult with your own personal advisor with respect to all tax matters. Please also note that if you accept the terms of the this Offer and receive New Options under a plan approved in the United Kingdom you must (i) remain continuously employed by Chordiant or one of its wholly-owned subsidiaries for a period of three (3) years from the date your New Options are granted, and (ii) not sell these New Options for a three year period from the date your New Options are granted to receive the favorable tax treatment under the laws of the United Kingdom. In the event that the plans are not approved or you do not meet the requirements set forth above, your New Option will not receive favorable tax treatment under the laws of the United Kingdom.

Q10. WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?

     The New Options will have an exercise price equal to the closing price of our Common Stock as reported on the Nasdaq National Market on the day prior to the grant date. We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. Therefore, we recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options. (Section 8)

Q11. WILL MY NEW OPTIONS BE GRANTED PURSUANT TO THE SAME PLAN THAT MY ELIGIBLE
     OPTIONS WERE?

     The 1999 Non-Employee Directors' Stock Option Plan, the 1999 Equity Incentive Plan and the 2000 Nonstatutory Equity Incentive Plan shall be referred to as the Chordiant Plans.

 .  My Eligible Options were granted under a Chordiant Plan.
   ---------------------------------------------------------

   . If you are based in the U.S. and your Eligible Options are Under the Chordiant 2000 Nonstatutory Equity Incentive Plan your New Options will be granted pursuant to the same plan.

   . If your Eligible Options are under the 1999 Non-Employee Directors' Plan, your applicable New Option will be under the 1999 Equity Incentive Plan.

   . If you are based in the U.S. and your Eligible Options are Under the Chordiant 1999 Equity Incentive Plan. If your Eligible Options are under the Chordiant 1999 Equity Incentive Plan, the plan under which your New Options will be granted will depend on whether the applicable Eligible Option is an incentive stock option or a nonqualified stock option. If the applicable Eligible Option under the Chordiant 1999 Equity Incentive Plan that was cancelled was an incentive stock option, your New Option will be an incentive stock option granted under the Chordiant 1999 Equity Incentive Plan, subject to the limitations described below. If the applicable Eligible Option under the Chordiant 1999 Equity Incentive Plan that was cancelled was a nonqualified stock option or if the cancelled Eligible Option cannot be granted as a New Option that is an incentive stock option because of the limitations described below, your New Option will be granted under the Chordiant 2000 Nonstatutory Equity Incentive Plan.

      . Factors that might limit our ability to classify the New Options as incentive stock options include the tax laws that govern incentive stock options and the number of shares reserved for issuance under the Chordiant 1999 Equity Incentive Plan.

      . Notwithstanding the foregoing, if you are serving at or above the level of a vice president, or serving at or above this level in a substantially similar capacity, any New Option you exchange for an Eligible Option that is a nonstatutory stock option may have to be granted under the Chordiant 1999 Equity Incentive Program, as the Chordiant 2000 Nonstatutory Equity Incentive Program caps the number of shares we are permitted to grant to executives at your level.

   . If you are not based in the U.S. Your New Options, regardless of whether your Eligible Options are incentive stock options or not, will be granted pursuant to the Chordiant 2000 Nonstatutory Equity Incentive Plan and will be nonqualified stock options.

   . If its possible your New Option are likely to be granted under a different Chordiant Plans we encourage you to carefully review and compare that plan's terms with the terms of the




                                       3.

   terms with the terms of the applicable Chordiant Plan under which your New Options will be granted.

 .  My Eligible Options were granted under the Prime Response 1998 Stock
   --------------------------------------------------------------------
   Option/Stock Issuance Plan.
   --------------------------

   .  If you are based in the U.S.

      . If your Eligible Options are under the Prime Response 1998 Stock Option/Stock Issuance Plan, the plan under which your New Options will be granted will depend on whether the applicable Eligible Option is an incentive stock option or a nonqualified stock option. If the applicable Eligible Option that was cancelled was an incentive stock option, your New Option will be an incentive stock option granted under the Chordiant 1999 Equity Incentive Plan, subject to the limitations described below. If the applicable Eligible Option that was cancelled was a nonqualified stock option or if the cancelled Eligible Option cannot be granted as a New Option that is an incentive stock option because of the limitations described below, your New Option will be granted under the Chordiant 2000 Nonstatutory Equity Incentive Plan.

      . Factors that might limit our ability to classify the New Options as incentive stock options include the tax laws that govern incentive stock options and the number of shares reserved for issuance under the Chordiant 1999 Equity Incentive Plan.

      . Notwithstanding the foregoing, if you are serving at or above the level of a vice president, or serving at or above this level in a substantially similar capacity, any New Option you exchange for an Eligible Option that is a nonstatutory stock option may have to be granted under the Chordiant 1999 Equity Incentive Program, as the Chordiant 2000 Nonstatutory Equity Incentive Program caps the number of shares we are permitted to grant to executives at your level.

   .  If you are not based in the U.S.

      . If your Eligible Options are under the Prime Response 1998 Stock Option/Stock Issuance Plan, your New Options, regardless of whether your Eligible Options are incentive stock options or not, will be granted pursuant to the Chordiant 2000 Nonstatutory Equity Incentive Plan and will be nonqualified stock options.

   . If your Eligible Options are under the Prime Response 1998 Stock Option/Stock Issuance Plan, we encourage you to carefully review and compare that plan's terms with the terms of the applicable Chordiant Plan under which your New Options will be granted.

 .  My Eligible Options were granted under the White Spider Software 2000 Stock
   ---------------------------------------------------------------------------
   Incentive Plan.
   --------------

      . If you hold Eligible Options that were granted under the White Spider Software 2000 Stock Incentive Plan, the plan under which your New Options will be granted will depend on whether the applicable Eligible Option is an incentive stock option or a nonqualified stock option. If the applicable Eligible Option that was cancelled was an incentive stock option, your New Option will be an incentive stock option granted under the Chordiant 1999 Equity Incentive Plan, subject to the limitations described below. If the applicable Eligible Option that was cancelled was a nonqualified stock option or if the cancelled Eligible Option cannot be granted as a New Option that is an incentive stock option because of the limitations described below, your New Option will be granted under the Chordiant 2000 Nonstatutory Equity Incentive Plan.




                                       4.

     . Factors that might limit our ability to classify the New Options as incentive stock options include the tax laws that govern incentive stock options and the number of shares reserved for issuance under the 1999 Chordiant Equity Incentive Plan.

     . Notwithstanding the foregoing, if you are serving at or above the level of a vice president, or serving at or above this level in a substantially similar capacity, any New Option you exchange for an Eligible Option that is a nonstatutory stock option may have to be granted under the Chordiant 1999 Equity Incentive Program, as the Chordiant 2000 Nonstatutory Equity Incentive Program caps the number of shares we are permitted to grant to executives at your level.

     . If your Eligible Options are under the White Spider Software 2000 Stock Incentive Plan, we encourage you to carefully review and compare that plan's terms with the terms of the Chordiant Plan under which your New Option will be granted.

O12. WHEN WILL THE NEW OPTIONS VEST AND WHAT WILL BE THE VESTING SCHEDULE OF
     THE NEW OPTIONS?

     Each New Option will have the same vesting schedule as your applicable Eligible Option. In addition, the vesting commencement date for each New Option will be the original vesting commencement date of your applicable Eligible Option.

Q13. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS
     THAN I WOULD UNDER THE ELIGIBLE OPTIONS I CAN EXCHANGE?

     No. The shares subject to the New Options will be vested on the date of grant in the same percentage of the shares subject to the Eligible Options that you exchanged that would have been vested on that date. You will not be able to exercise and sell any portion of the shares subject to the New Options until they vest. Employees subject to our window trading policy may have to wait longer to sell any portion of the New Options.

Q14. WHEN WILL THE NEW OPTIONS EXPIRE?

     The New Options will expire at 11:59 p.m., Pacific Daylight Time, on the day prior to the ten-year anniversary of the grant date.

Q15. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, WILL MY ELECTION AFFECT OTHER
     COMPONENTS OF MY COMPENSATION?

     No. However, if you accept the Offer and exchange all or part of your Eligible Options, we cannot for accounting reasons grant you any additional stock options (in addition to the New Options) until, at the earliest, December 8, 2001. (Section 5)

Q16. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY
     ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

     In all cases, if you accept the Offer, you must exchange all of your options granted on or after December 6, 2000. However, should you choose to accept this Offer, you are not obligated

                                       5.

to tender each Eligible Option that was granted prior to December 6, 2000 and are free to elect to tender as many or as few of the Eligible Options granted prior to December 6, 2000 as you wish. Please note that you must tender all outstanding shares under each particular Eligible Option you wish to tender.

Q17. CAN I CANCEL THE REMAINING PORTION OF AN ELIGIBLE OPTION THAT I HAVE
     ALREADY PARTIALLY EXERCISED?

     Yes, any remaining outstanding, unexercised option that is an Eligible Option can be cancelled. For each Eligible Option that is cancelled you will be granted a New Option no earlier than December 8, 2001 equal to the number of shares that were subject to that Eligible Option.

Q18. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

     If you accept the Offer, you will not recognize income for U.S. Federal Income Tax purposes at the time of the exchange or at the time we grant New Options to you. However, we recommend that you consult with your own tax advisor to determine the tax consequences of accepting the Offer. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work.

Q19. IF MY CURRENT ELIGIBLE OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW
     OPTIONS BE INCENTIVE STOCK OPTIONS?

     If you are an employee who resides in the U.S. and the Eligible Options that you elect to cancel were incentive stock options, then the New Options, to the extent permissible, will be incentive stock options. Factors that might limit our ability to classify the New Options as incentive stock options include the tax laws that govern incentive stock options and the number of shares reserved for issuance under the 1999 Equity Incentive Plan. If you are a non-U.S. employee, regardless of whether your Eligible Options are incentive stock options, your New Options will be nonqualified stock options. Factors that might limit our ability to classify the New Options as incentive stock options include the tax laws that govern incentive stock options and the number of shares reserved for issuance under the Chordiant Plans. If we are unable to designate all of the New Options as incentive stock options, the remaining New Options will be nonqualified stock options. (Section 12)

Q20. IF I HAVE INCENTIVE STOCK OPTIONS THAT ARE ELIGIBLE OPTIONS, WHAT HAPPENS
     IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?

     You will not be subject to U.S. Federal Income Tax if you do not elect to exchange your Eligible Options for New Options.

     We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. However, the IRS may characterize our Offer to you as a "modification" of those Eligible Options that are incentive stock options, even if you decline the Offer. A successful assertion by the IRS that such options have been modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of such options to be treated as nonqualified stock options.

                                       6.

     If you choose not to exchange your Eligible Options and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those options and the sale of the Common Stock that you will receive upon exercise. (Section 12)

Q21. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL
     I KNOW IF IT IS EXTENDED?

     The Offer expires on June 6, 2001, at 12:00 p.m., Pacific Daylight Time, unless we extend it.

     Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 12:00 p.m., Pacific Daylight Time, on June 6, 2001. (Section 13)

Q22. AFTER I AM GRANTED NEW OPTIONS, WHAT HAPPENS IF THOSE NEW OPTIONS END UP
     UNDERWATER?

     We are conducting this Offer only at this time. This, therefore, is considered a one-time offer and is not expected to be repeated again in the future. As stock options granted under the Chordiant Plans generally are valid for up to ten years from the date of initial grant, subject to continued service with the Company or one of its subsidiaries, the price of our Common Stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the New Options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE, AND NOTHING CONTAINED IN THIS DOCUMENT OR THE OTHER DOCUMENTS YOU RECEIVE RELATING TO THIS OFFER SHOULD BE INTERPRETED IN ANY WAY AS A CLAIM RELATING TO THE FUTURE PROSPECTS OF THE PRICE OF OUR COMMON STOCK, NOR SHOULD ANY INFERENCE ABOUT SUCH FUTURE PROSPECTS BE INFERRED FROM ANYTHING CONTAINED HEREIN OR THEREIN.

Q23. WHAT DO I NEED TO DO?

     Whether you accept the Offer or not, you need to make your election, sign the Election Form and deliver the Election Form to Tony Boccanfuso at Chordiant before 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (or a later expiration date if Chordiant extends the Offer). The Election Form may be sent via regular mail or facsimile. Tony Boccanfuso's direct facsimile number is (408) 517-4978 and he is located at Chordiant's corporate offices in Cupertino, California. Election forms returned via electronic mail will also be accepted. Election Forms returned via email should be sent to tony.boccanfuso@choridant.com. Election Forms must be received by Mr. Boccanfuso no later than 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (or a later expiration date if Chordiant extends the Offer), not merely placed in the mail or other delivery system by the expiration time. If you send your Election Form via facsimile or electronic mail please send your original signed Election Form via regular mail to Tony Boccanfuso as soon as possible.

     If you have questions about delivery, you may contact Mr. Boccanfuso at
(408) 517-6149 or tony.boccanfuso@chordiant.com. You should review the Offer to Exchange, the cover letter

                                       7.

and Summary of Terms, the Election Form and all of their attachments before making your election.

     If we extend the Offer beyond June 6, 2001, then you must sign and deliver the Election Form before the extended expiration of the Offer. We may reject any Eligible Options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the Offer, we currently expect to accept all properly exchanged options promptly after 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (or a later expiration date if Chordiant extends the Offer). If you do not sign and deliver the Election Form before the Offer expires, it will have the same effect as if you rejected the Offer.

     If you are unable to deliver your Election Form, please contact Tony Boccanfuso at (408) 517-6149 or tony.boccanfuso@chordiant.com.

Q24. DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

     You may change your previous election at any time before 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (or a later expiration date if Chordiant extends then Offer). If we extend the Offer beyond that time, you may change your previous election at any time until the extended expiration of the Offer. To change your election, you must deliver a Notice of Change in Election Form to Tony Boccanfuso before the Offer expires. You may change your election more than once. (Section 5)

Q25. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS
     ARE NOT ACCEPTED FOR EXCHANGE?

     Nothing. If you do not accept the Offer, or if we do not accept the options you elect to exchange, you will keep all of your current options, and no changes will be made to your current options. However, if you currently have incentive stock options that are Eligible Options under this Offer and you do not accept the Offer, see Question 15 above. Furthermore, if you do not accept the Offer, or if we do not accept the options you elect to exchange, you will not receive New Options.

Q26. WHAT HAPPENS TO OUR NEW OPTIONS IF CHORDIANT MERGES OR IS ACQUIRED PRIOR
     TO THE DATE THE NEW OPTIONS ARE GRANTED?

     If Chordiant merges with or is acquired by another entity between June 6, 2001 (or a later expiration date if Chordiant extends the Offer) and the date the New Options are granted, then the resulting entity will be bound to grant the New Options under the same terms as provided herein; however, the type of security and the number of shares covered by each New Option would be determined by the acquisition agreement between Chordiant and the acquiror based on the same principles applied to the handling of the options to acquire Chordiant's Common Stock that are outstanding at the time of the acquisition. As a result of the ratio in which our Common Stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's stock than the number of shares subject to the Eligible Options that you exchange if no acquisition had occurred.

                                       8.

Q27. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     If you have questions about the personal financial consequences of the offer, you should consult with your personal financial advisor, as no one from our Company has been, or will be, authorized to provide you with information in this regard. For additional information about the material terms of the offer, assistance in completing the forms related to the offer or to obtain copies of the forms of any of the Chordiant plans, you should contact Tony Boccanfuso at
(408) 517-6149 or tony.boccanfuso@chordiant.com.

                                       9.

                                  THE OFFER

1.   NUMBER OF OPTIONS; EXPIRATION DATE.

     We are offering to exchange New Options to purchase our Common Stock in return for all Eligible Options held by Eligible Participants. Eligible Options are all outstanding options that were granted under the Chordiant 1999 Equity Incentive Plan, the Chordiant 1999 Non-Employee Directors' Stock Option Plan, the Chordiant 2000 Nonstatutory Equity Incentive Plan, the White Spider Software 2000 Stock Incentive Plan and the Prime Response 1998 Stock Option/Stock Issuance Plan (together, the "Option Plans"). Eligible Participants are the current employees, consultants and directors of the Company and its wholly-owned subsidiaries who currently hold outstanding options granted prior to May 4, 2001 under one of the Option Plans.

     If you elect to exchange any Eligible Options, you must exchange all Eligible Options granted on or after December 6, 2000. However, should you choose to accept this Offer, you are not obligated to tender each Eligible Option that was granted prior to December 6, 2000 and are free to elect to tender as many or as few of the Eligible Options granted prior to December 6, 2000 as you wish. Please note that you must tender all outstanding shares under each particular Eligible Option you wish to tender.

     Our Offer is subject to the terms and conditions described in this Offer and the attached cover letter and Summary of Terms. We will only accept options that are properly exchanged and not validly withdrawn in accordance with Section 5 of this Offer before the Offer expires on the "expiration date" as defined below.

     Each New Option will represent the same number of option shares as each Eligible Option that you exchange. The number of option shares to be represented by the New Option will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between June 6, 2001 (or a later expiration date if Chordiant extends the offer) and the date the New Options are granted. All New Options will be issued under the Chordiant 1999 Equity Incentive Plan, the Chordiant 1999 Non-Employee Directors' Stock Option Plan or the Chordiant 2000 Nonstatutory Equity Incentive Plan.

     The term "expiration date" of this Offer means 12:00 p.m., Pacific Daylight Time, on June 6, 2001, unless and until we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term "expiration date" will refer to the latest time and date at which the Offer expires. See Section 13 for a description of our rights to extend, delay, terminate and amend the Offer.

     We will publish a notice if we decide to take any of the following actions:

     . increase or decrease what we will give you in exchange for your Eligible Options;

     . increase or decrease the number of Eligible Options to be exchanged in the Offer; or

     .   extend or terminate the Offer.

                                      10.

     If the Offer is scheduled to expire within ten business days from the date we notify you of an increase or decrease in what we will give you in exchange for your Eligible Options or in the number of Eligible Options to be exchanged in the Offer, we also intend to extend the Offer for a period of ten business days after the date the notice is published.

     A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2.   PURPOSE OF THE OFFER.

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. By making this Offer, we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees, directors and consultants.

     The Board of Directors has approved this Offer. We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. The Board of Directors believes that the Offer may create a better chance for some employees, directors and consultants to obtain value from their options in the short term. However, the Board of Directors makes no recommendation as to whether or not you should tender your Eligible Options. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial or tax situation.

3.   PROCEDURES.

     Making Your Election. To make your election to accept or reject this Offer, you must make your election, sign the Election Form and deliver the Election Form and any other required documents to Tony Boccanfuso at Chordiant before the expiration date. The Election Form may be sent via mail, facsimile or electronic mail. Tony Boccanfuso's direct facsimile number is (408) 517-4978 and he is located at Chordiant's corporate offices in Cupertino, California. If you choose to send your Election Form via electronic mail, it should be sent to tony.boccanfuso@chordiant.com. If you send your Election Form via facsimile or electronic mail, please send your original signed Election Form via mail to Tony Boccanfuso. Election Forms must be received by Tony Boccanfuso no later than 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (or a later expiration date if Chordiant extends the Offer), not merely placed in the mail or other delivery system by the expiration time. You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be automatically cancelled if Chordiant accepts your Eligible Options for exchange. You will be required to return your stock option agreements upon Chordiant's request.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notice of Change in Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to

                                      11.

accept the exchanged options. Otherwise, we will accept properly and timely exchanged options that are not validly withdrawn. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form or Notice of Change in Election Form with respect to any particular options or any particular optionholder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the optionholder exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

     Our Acceptance Constitutes an Agreement. If you elect to exchange your options and you exchange your Eligible Options according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Options that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

     Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration date of the Offer all properly exchanged options that have not been validly withdrawn.

4.   CHANGE IN ELECTION.

     You may only change your election by following the procedures described in this Section. Please note you have been supplied with two different Notice of Change in Election forms, one of which is to be used if you wish to reject the Offer after having accepting it and the other of which is to be used if you wish to accept the Offer after having rejected it. If you intend to change an election, it is important you follow the procedures outlined below.

     If you previously elected to reject the Offer, and you would like to change your election and accept the Offer, you must sign the Notice of Change From Reject to Accept form (a "Change to Accept Notice") and a new Election Form and return both to Tony Boccanfuso before 12:00 p.m., Pacific Daylight Time, on June 6, 2001, unless the Offer is extended. The Change to Accept Notice and accompanying new Election Form may be sent via mail, email or facsimile. Mr. Boccanfuso's direct facsimile number is (408) 517-4978, and he is located at the Company's corporate offices in Cupertino, California. Change to Accept Notices and accompanying new Election Forms returned via e-mail will be accepted.
Should you choose to email your Change to Accept Notice and accompanying new Election Form please send them to tony.boccanfuso@chordiant.com. If you send your Change to Accept Notice and accompanying new Election Form via facsimile or email, please send your original, signed Change to Accept Notice and the accompanying new Election Form via mail to Tony Boccanfuso, Senior Vice President of Worldwide Human Resources, at Chordiant Software, Inc. 20400 Stevens Creek Boulevard, Suite 400, Cupertino, CA 95014 as soon as possible.

     If you previously elected to accept the Offer, and you would like to change your election and reject the Offer, you must sign the Notice of Change in Election From Accept to Reject (a "Change to Reject Notice") and it must be received by Tony Boccanfuso, Senior Vice President of Worldwide Human Resources of Chordiant Software, Inc. (the "Company"), before 12:00 p.m., Pacific Daylight Time, on June 6, 2001, unless the Offer is extended. The Change to Reject Notice may be sent via mail or facsimile. Mr. Boccanfuso's direct facsimile number at the Company's corporate offices in Cupertino, California is (408) 517-4978. If you send your

                                      12.

Change to Reject Notice via facsimile, please send your original signed Change to Reject Notice via mail to Tony Boccanfuso, Senior Vice President of Worldwide Human Resources at Chordiant Software, Inc. 20400 Stevens Creek Boulevard, Suite 400, Cupertino, CA 95014 as soon as possible. Change to Reject Notices returned via e-mail and e-mail notices will not be accepted.

     If you have questions regarding the process for returning the Change to Accept Notice or the Change to Reject Notice or require additional copies of these forms or the Election Form, please contact Mr. Boccanfuso at (408) 517-6149 or at tony.boccanfuso@chordiant.com.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Change in Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notice of Change in Election Forms. Our determinations of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.

     On the terms and subject to the conditions of this Offer and as promptly as practicable following the expiration date, we will timely accept the Eligible Options for exchange and cancel all options properly exchanged and not validly withdrawn before the expiration date. The New Options will be granted on December 10, 2001.

     Each New Option will represent the same number of option shares as each Eligible Option that you exchange. The number of option shares to be represented by the New Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between June 6, 2001 (or a later expiration date if Chordiant extends the offer) and the date the New Options are granted. Please see your personal Option Report for a listing of all of your stock options. If you are not an employee, consultant or director of Chordiant or any of its subsidiaries as of May 4, 2001 or do not remain in the service of the Company or any of its subsidiaries from this date through the date the New Options are granted, you will not be eligible to receive the New Options. In addition, no portion of the New Option will be exercisable until it vests.

     We will give you an e-mail notice of our acceptance for exchange and cancellation of all Eligible Options validly exchanged and not properly withdrawn as of the expiration date. We will notify you on or prior to 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (or a later expiration date if Chordiant extends the Offer) if we reject your election. If you are not notified of a rejection and you receive notice of our acceptance for exchange and cancellation of all Eligible Options validly exchanged and not properly withdrawn, you may assume that on the expiration date that your properly executed and delivered Election Form has been accepted. After we accept Eligible Options for exchange and cancellation, we will send each optionholder who accepted the Offer a letter confirming the New Options that we will grant to the optionholder.

                                      13.

6.   CONDITIONS OF THE OFFER.

     We will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case if at any time on or after May 4, 2001 and before 12 p.m., Pacific Daylight Time, on June 6, 2001, or a later expiration date if the Offer is extended, we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange, including, but not limited to, the following:

     . any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the exchanged options, the issuance of New Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

     . any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

        (a) make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the New Options or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

        (b) delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue New Options for some or all of the exchanged Eligible Options;

        (c) materially impair the benefits we believe we will receive from the Offer; or

        (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

     .  there is:

        (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

        (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

     . another person publicly makes or proposes a tender or exchange offer for some or all of our Common Stock, or an offer to merge with or acquire us, or we learn that:

                                      14.

        (a) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities Exchange Commission ("SEC") on or before June 6, 2001 (or a later expiration date if Chordiant extends the Offer);

        (b)  any such person, entity or group that has filed a Schedule 13D or
             Schedule 13G with the SEC on or before June 6, 2001 (or a later expiration date if Chordiant extends the Offer) has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

        (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

     . any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

     The conditions to the Offer are for our benefit. We may assert them in our discretion before the expiration date and we may waive them at any time and from time to time, whether or not we waive any other condition to the Offer.

     Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

7.   PRICE RANGE OF COMMON STOCK

     Our Common Stock is quoted on the Nasdaq National Market under the symbol "CHRD." The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by the Nasdaq National Market.

                                             Quarter ended                                            High               Low
     ----------------------------------------------------------------------------------------      ----------        ------------
     Fiscal Year 2001
      June 30, 2001 (through May 1, 2001)....................................................         $ 3.47            $ 2.75
      March 31, 2001.........................................................................         $ 4.94            $ 2.63
     Fiscal Year 2000
      December 31, 2000......................................................................         $ 8.00            $ 1.88
      September 30, 2000.....................................................................         $17.98            $ 7.38
      June 30, 2000..........................................................................         $16.63            $ 5.44
      March 31, 2000.........................................................................         $39.44            $16.25

                                      15.

     As of May 1, 2001, the last reported sale price of our Common Stock, as reported by the Nasdaq National Market, was $3.05 per share.

     We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     Consideration. Your New Option will represent the same number of option shares as each Eligible Option that you exchange. The number of option shares to be represented by the New Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between June 6, 2001 (or a later expiration date if Chordiant extends the offer) and the date the New Options are granted.

     If we receive and accept your exchange of all outstanding Eligible Options, we will grant New Options to purchase a total of approximately 10,730,332 shares of our Common Stock. The Common Stock issuable upon exercise of the New Options would equal approximately 21% of the total shares of our Common Stock outstanding as of May 1, 2001.

     Merger or Acquisition of Chordiant. If Chordiant merges with or is acquired by another entity between June 6, 2001 (or a later expiration date if Chordiant extends the Offer) and the date the New Options are granted, then the resulting entity will be bound to grant the New Options under the same terms as provided herein; however, type of security and the number of shares covered by each New Option would be determined by the acquisition agreement between Chordiant and the acquiror based on the same principles applied to the handling of the options to acquire Chordiant's Common Stock that are outstanding at the time of the acquisition. As a result of the ratio in which our Common Stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's stock than the number of shares subject to the Eligible Options that you exchange.

     Terms of New Options. All New Options will be issued under the Chordiant 1999 Equity Incentive Plan, the Chordiant 1999 Non-Employee Directors' Stock Option Plan or the Chordiant 2000 Nonstatutory Equity Incentive (collectively, the "Chordiant Plans"). A New Option agreement will be executed between each optionholder who accepts the Offer and Chordiant. The New Option agreements will not permit the optionholders to exercise the New Options prior to the time such options vest. Certain terms of you options New Options may differ from your applicable Eligible Option depending on the plan under which your Eligible Option was granted and whether you reside on a permanent basis in the United States. These differences are described below for each plan under which Eligible :

     The 1999 Non-Employee Directors' Stock Option Plan, the 1999 Equity Incentive Plan and the 2000 Nonstatutory Equity Incentive Plan shall be referred to as the Chordiant Plans.

  .  My Eligible Options were granted under a Chordiant Plan.
     ---------------------------------------------------------


                                      16.

 . If you are based in the U.S. and your Eligible Options are Under the Chordiant 2000 Nonstatutory Equity Incentive Plan your New Options will be granted pursuant to the same plan.

 . If your Eligible Options are under the 1999 Non-Employee Directors' Plan, your applicable New Option will be under the 1999 Equity Incentive Plan.

 . If you are based in the U.S. and your Eligible Options are Under the Chordiant 1999 Equity Incentive Plan. If your Eligible Options are under the Chordiant 1999 Equity Incentive Plan, the plan under which your New Options will be granted will depend on whether the applicable Eligible Option is an incentive stock option or a nonqualified stock option. If the applicable Eligible Option under the Chordiant 1999 Equity Incentive Plan that was cancelled was an incentive stock option, your New Option will be an incentive stock option granted under the Chordiant 1999 Equity Incentive Plan, subject to the limitations described below. If the applicable Eligible Option under the Chordiant 1999 Equity Incentive Plan that was cancelled was a nonqualified stock option or if the cancelled Eligible Option cannot be granted as a New Option that is an incentive stock option because of the limitations described below, your New Option will be granted under the Chordiant 2000 Nonstatutory Equity Incentive Plan.

   . Factors that might limit our ability to classify the New Options as incentive stock options include the tax laws that govern incentive stock options and the number of shares reserved for issuance under the Chordiant 1999 Equity Incentive Plan.

   . Notwithstanding the foregoing, if you are serving at or above the level of a vice president, or serving at or above this level in a substantially similar capacity, any New Option you exchange for an Eligible Option that is a nonstatutory stock option may have to be granted under the Chordiant 1999 Equity Incentive Program, as the Chordiant 2000 Nonstatutory Equity Incentive Program caps the number of shares we are permitted to grant to executives at your level.

 . If you are not based in the U.S. Your New Options, regardless of whether your Eligible Options are incentive stock options or not, will be granted pursuant to the Chordiant 2000 Nonstatutory Equity Incentive Plan and will be nonqualified stock options.

 . If its possible your New Option are likely to be granted under a different Chordiant Plans we encourage you to carefully review and compare that plan's terms with the terms of the applicable Chordiant Plan under which your New Options will be granted.

 .  My Eligible Options were granted under the Prime Response 1998 Stock
   --------------------------------------------------------------------
   Option/Stock Issuance Plan.
   --------------------------
   .  If you are based in the U.S.

      . If your Eligible Options are under the Prime Response 1998 Stock Option/Stock Issuance Plan, the plan under which your New Options will be granted will depend on whether the applicable Eligible Option is an incentive stock option or a nonqualified stock option. If the applicable Eligible Option that was cancelled was an incentive stock option, your New Option will be an incentive stock option granted under the Chordiant 1999 Equity Incentive Plan, subject to the limitations described below. If the applicable Eligible Option that was cancelled was a nonqualified stock option or if the cancelled Eligible Option cannot be granted as a New Option that is an incentive stock option because of the limitations described below, your New Option will be granted under the Chordiant 2000 Nonstatutory Equity Incentive Plan.

      . Factors that might limit our ability to classify the New Options as incentive stock options include the tax laws that govern incentive stock options and the number of shares reserved for issuance under the Chordiant 1999 Equity Incentive Plan.

      . Notwithstanding the foregoing, if you are serving at or above the level of a vice president, or serving at or above this level in a substantially similar capacity, any New Option you exchange for an Eligible Option that is a nonstatutory stock option may have to be granted under the Chordiant 1999 Equity Incentive Program, as the Chordiant 2000 Nonstatutory Equity Incentive Program caps the number of shares we are permitted to grant to executives at your level.

   .  If you are not based in the U.S.

      . If your Eligible Options are under the Prime Response 1998 Stock Option/Stock Issuance Plan, your New Options, regardless of whether your Eligible Options are incentive stock options or not, will be granted pursuant to the Chordiant 2000 Nonstatutory Equity Incentive Plan and will be nonqualified stock options.





                                      17.

 .  If your Eligible Options are under the Prime Response 1998 Stock Option/Stock
   Issuance Plan, we encourage you to carefully review and compare that plan's terms with the terms of the applicable Chordiant Plan under which your New Options will be granted.

 .  My Eligible Options were granted under the White Spider Software 2000 Stock
   ---------------------------------------------------------------------------
   Incentive Plan.
   --------------

   . If you hold Eligible Options that were granted under the White Spider Software 2000 Stock Incentive Plan, the plan under which your New Options will be granted will depend on whether the applicable Eligible Option is an incentive stock option or a nonqualified stock option. If the applicable Eligible Option that was cancelled was an incentive stock option, your New Option will be an incentive stock option granted under the Chordiant 1999 Equity Incentive Plan, subject to the limitations described below. If the applicable Eligible Option that was cancelled was a nonqualified stock option or if the cancelled Eligible Option cannot be granted as a New Option that is an incentive stock option because of the limitations described below, your New Option will be granted under the Chordiant 2000 Nonstatutory Equity Incentive Plan.

   . Factors that might limit our ability to classify the New Options as incentive stock options include the tax laws that govern incentive stock options and the number of shares reserved for issuance under the 1999 Chordiant Equity Incentive Plan.

   . Notwithstanding the foregoing, if you are serving at or above the level of a vice president, or serving at or above this level in a substantially similar capacity, any New Option you exchange for an Eligible Option that is a nonstatutory stock option may have to be granted under the Chordiant 1999 Equity Incentive Program, as the Chordiant 2000 Nonstatutory Equity Incentive Program caps the number of shares we are permitted to grant to executives at your level.

   . If your Eligible Options are under the White Spider Software 2000 Stock Incentive Plan, we encourage you to carefully review and compare that plan's terms with the terms of the Chordiant Plan under which your New Option will be granted.

     If you are an employee who works in the United Kingdom and were previously granted an option under an "approved plan" in the United Kingdom, please be aware that the Company is currently seeking approval from the Inland Revenue for New Options granted under its 1999 Equity Incentive Plan and its 2000 Nonstatutory Equity Incentive Plan. If you are an employee who works in the United Kingdom and were granted an option under an "unapproved plan" in the United Kingdom, the Company intends that your New Option will be granted pursuant to an "approved plan." While the Company cannot be certain that it will receive these approvals for its 1999 Equity Incentive Plan and its 2000 Nonstatutory Equity Incentive Plan by December 10, 2001, the Company expects to receive these approvals by such date and will use its best efforts to do so.
You should consult with your own personal advisor with respect to all tax matters. Please also note that if you accept the terms of the this Offer and receive New Options under a plan approved in the United Kingdom you must (i) remain continuously employed by Chordiant or one of its wholly-owned subsidiaries for a period of three (3) years from the date your New Options are granted, and (ii) not sell these New Options for a three year period from the date your New Options are granted to receive the favorable tax treatment under the laws of the United Kingdom. In the event that the plans are not approved or you do not meet the requirements set forth above, your New Option will not receive favorable tax treatment under the laws of the United Kingdom.

     The issuance of New Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

     The following description of the Chordiant Plans and the New Option agreements is a summary on material term only. Additional information about the Chordiant Plans may be found in the S-8 Registration Statement and related Prospectus prepared in connection with each Chordiant Plan. Please contact Tony Boccanfuso at tony.boccanfuso@chordiant.com to request copies of any of the Chordiant Plans, the White Spider Software 2000 Stock Incentive Plan, the

                                      18.
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Prime Response 1998 Stock Option/Stock Issuance Plan, related prospectuses and current forms of stock option agreements. Copies will be provided promptly and at our expense and will also be readily available at our U.S. headquarters in Cupertino California, as well as our European headquarters in London, England. Please note, the form of stock option agreements may be changed with the approval of our Board of Directors or our Compensation Committee prior to the date the New Options are granted.

     General. The Chordiant 1999 Equity Incentive Plan was adopted on November 30, 1999 and is an amendment and restatement of our 1997 Equity Incentive Plan adopted on February 12, 1997. The 1999 Non-Employee Directors' Stock Option Plan was adopted on November 30, 1999. The 2000 Nonstatutory Equity Incentive Plan was adopted on March 28, 2000 and subsequently amended on May 2, 2000.

       As of May 1, 2001, there were 16,731,484 shares of Common Stock reserved for issuance under the Chordiant Plans. The Chordiant 1999 Equity Incentive Plan permits us to grant options intended to qualify as incentive options under the Internal Revenue Code. Only nonqualified options are granted under the 2000 Non-Employee Directors' Stock Option Plan and the 2000 Nonstatutory Equity Incentive Plan. If you are an employee who resides in the U.S. and the Eligible Options that you exchanged were incentive stock options, the New Options will be incentive stock options to the extent permissible. If you are a non-U.S. employee, each New Option will be a nonqualified stock option. Factors that might limit our ability to classify the New Options as incentive stock options include the tax laws that govern incentive stock options and the number of shares reserved for issuance under the 1999 Equity Incentive Plan.

       Administration. The Board of Directors administers the Chordiant Plans unless it has delegated administration to a committee. The Board of Directors has the authority to construe, interpret and amend the Chordiant Plans.

       Term. The term of each option granted under the Chordiant Plans is fixed by the Board of Directors at the time of grant. The New Options to be granted under the Chordiant Plans will have a term that expires at 11:59 p.m., Pacific Standard Time, on the day prior to the ten-year anniversary of the grant date.

       Time of Exercise. Generally you may exercise the vested portion of a New Option at any time. However, if your continuous service with us terminates, the time in which you may exercise the vested portion of your New Option will be shortened. If your employment or service with us terminates for any reason other than your death or permanent disability, generally you must exercise the vested portion of your New Option within three (3) months following your termination date. If your employment or service with us terminates as a result of your permanent disability, generally you must exercise the vested portion of your New Option within twelve (12) months following your termination date. If your employment or service with us terminates as a result of your death, generally your estate or beneficiaries must exercise the vested portion of your New Option within eighteen (18) months following the date of your death. Notwithstanding the foregoing, your New Option agreement might provide for shorter or longer post termination exercise periods; you should check your agreement. However, under no circumstances may you exercise the New Option more than ten (10) years from the date of grant.

                                      19.

       Exercise Price. The New Options will have an exercise price equal to the closing price of our Common Stock as reported on Nasdaq on the day prior to the grant date. We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

       Vesting and Exercise. The Board of Directors has the authority to determine the time or times at which options granted under the Chordiant Plans may be exercised. The Board may also accelerate the exercisability of options. If you receive a New Option and are continuously employed by, or a member of the Board of Directors of, Chordiant or one of our subsidiaries, your New Option will vest in the same manner as the Eligible Option that you exchanged.

       Tax Consequences. You should refer to Section 12 for a discussion of the U.S. Federal Income Tax consequences of the New Options and the Eligible Options, as well as the consequences of accepting or rejecting the New Options under this Offer to Exchange. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance contribution consequences of this transaction under the laws of the country in which you live and work.

     Registration of Option Shares. All shares of Common Stock issuable upon exercise of options under the Chordiant Plans, including the shares that will be issuable upon exercise of all New Options, have been registered under the Securities Act of 1933, as amended, on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of Chordiant, you will be able to sell your New Option shares free of any transfer restrictions under applicable securities laws.

9. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE OPTIONS.

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of May 1, 2001, our executive officers and non-employee directors (13 persons) as a group held options outstanding under the Chordiant Plans and pursuant to individual stock option awards made outside the Option Plans to purchase a total of 3,085,153 shares of our Common Stock. This represented approximately 31%, of the shares subject to all options outstanding under the Chordiant Plans and awards made outside of the Chordiant Plans as of that date.

     The following is, to the best of our knowledge, the only transactions that we, our directors, our executive officers or the affiliates of any of our directors or officers engaged in which involved options to purchase our Common Stock or involved a purchase of our Common Stock during the 60 days prior to this Offer to Exchange:

     . Pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization by and among the Company, Puccini Acquisition Corp., and Prime Response, Inc., dated January 8, 2001, the Company exchanged 0.60 shares of its common stock for each outstanding share of Prime Response common stock on March 27, 2001. As a result of the share exchange effect by this transaction,

                                      20.

        General Atlantic Partners, LLC, together with its affiliated entities, acquired beneficial ownership of 5,749,028 shares of Chordiant common stock (greater than 10% of the outstanding voting securities of the Company). William Ford, a current director, is a managing member of General Atlantic Partners, LLC. Pursuant to the share exchange, Mr. Ford received options to purchase 27,500 shares of Chordiant common stock in exchange for outstanding Prime Response options held by him prior to the close of the merger. In addition, pursuant to the terms of the Company's Non-Employee Directors' Stock Option Plan, Mr. Ford was granted options to purchase 25,000 shares of Chordiant common stock upon his appointment as a director on March 27, 2000.

     . Pursuant to the terms of the Company's Non-employee Directors' Plan, Stephen Kelly was granted options to purchase 25,000 shares of Chordiant common stock upon his appointment as a director on March 26, 2000.

     . Pursuant to the terms of the employment agreement the Company entered into with Steve G. Vogel, Mr. Vogel was granted options to purchase 312,500 shares.

10.  STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER.

     Eligible Options that have been granted under the Option Plans and that we acquire in connection with the Offer will be cancelled and the shares of Common Stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the Option Plans without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our Common Stock is then quoted or listed.

11.  LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and to issue New Options is subject to conditions, including the conditions described in Section 6.

12.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material U.S. Federal Income Tax consequences of the exchange of options under the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of optionholders.

                                      21.

     If you exchange outstanding incentive or nonqualified stock options for New Options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

     At the date of grant of the New Options, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

     If you are an employee who resides in the U.S. and you exchange incentive stock options and those options are accepted by us, the New Options will be incentive stock options only to the extent permissible. The New Options received by non-U.S. employees will be nonqualified stock options and will not be eligible for favorable tax treatment applicable to incentive stock options.

     Federal Income Tax Consequences of Incentive Stock Options. You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for New Options.

     If you are an employee who resides in the U.S. and you exchange your incentive stock options and we accept your options, any New Options you are granted will qualify as incentive stock options to the extent permissible. The exchange and cancellation of your incentive stock options will not give rise to any tax consequences. To the extent we are unable to grant all of your New Option as an incentive stock option, or to the extent your cancelled Eligible Option is a nonqualified stock option, you will be subject to different tax treatment than if you held incentive stock options. Any New Options granted to non-U.S. employees will be nonqualified stock options.

     We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. However, if you choose not to accept this Offer, it is possible that the IRS would decide that your right to exchange your incentive stock options under this Offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

     Under current law, you should not have realized taxable income when the incentive stock options were granted to you under the 1999 Equity Incentive Plan. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in the Option Plans and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

                                      22.

     If you sell Common Stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the Common Stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

     If the disposition of the Common Stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the Common Stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short term capital gain, depending on whether or not the Common Stock was sold more than one year after the option was exercised.

     If you pay the exercise price of an incentive stock option by returning shares of Common Stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the Common Stock returned to pay the exercise price will be treated as having a substituted tax basis for an equivalent number of shares of Common Stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the Common Stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash. If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

     If you sell Common Stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, Common Stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

     Federal Income Tax Consequences of Nonqualified Stock Options. Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

     If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and

                                      23.

you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

     The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

     We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer.

13.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any options surrendered or exchanged by announcing the extension and giving oral or written notice of the extension to the optionholders.

     Prior to the expiration date, in order to terminate or amend the Offer, we may postpone accepting and canceling any Eligible Options if any of the conditions specified in Section 6 occur. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to the optionholders. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

     As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to optionholders or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the Offer.

     We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, the amendment must be issued no later than 9:00 a.m., Pacific Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to the Offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

     If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities

                                      24.

sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

     . increase or decrease what we will give you in exchange for your Eligible Options; or

     . increase or decrease the number of Eligible Options to be exchanged in the Offer.

     If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten business days after the date the notice is published.

14.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange such options pursuant to this Offer.

15.  INFORMATION ABOUT CHORDIANT

Overview

     Chordiant provides a customer relationship management (CRM) software infrastructure solution for customer relationship marketing, service, sales, knowledge management and real-time transactions across multiple communication channels. Chordiant believes its solution enables companies, who depend upon and value their customer relationships, to bolster customer retention and build long-term, profitable relationships with customers. Chordiant's primary target markets includes companies with demanding customer relationships involving a large number of individual customers with complex customer relationships that require high levels of personalized services. Chordiant's customers include global companies in the financial services, telecommunications, retail and integrated travel services industries. The Chordiant solution seeks to fulfill the requirements these companies have for an enterprise-wide CRM software infrastructure solution capable of servicing millions of individual customers across multiple communication channels in real-time.

Industry Background

     The CRM market is large, pervasive and rapidly growing. Today, Chordiant believes customers are placing increasing value on convenient access to information, products and services. To be successful in building long term and profitable relationships with customers, Chordiant believes companies must take a strategic approach to attract and retain valuable customers. To attract customers, companies must focus on developing and executing a new set of strategies that provide users with personalized experiences when they first contact a company. Companies must be more responsive to customer needs and must focus on delivering superior customer service and satisfaction to differentiate themselves from their competitors. Companies must work to retain their customers by providing relevant and targeted information and experiences each time an interaction between a business and individual takes place. Moreover, companies must recognize that every customer interaction provides an opportunity to sell additional, and more valuable, products and services and increase customer loyalty through personalized customer interaction.

                                      25.

     While the Internet has emerged as a significant channel to initiate and maintain customer relationships, Chordiant believes that existing and established customer communication channels have not become less significant. Specifically, to remain competitive, Chordiant believes that companies must provide consistent high quality customer service across all communication channels including self service systems such as the Internet, e-mail and automated telephony and assisted contact points such as call centers, branches and retail outlets. Companies that use organization and enterprise-wide customer information to provide consistent customer services through interactions across multiple channels and contact points will be able to compete more successfully in the rapidly changing Internet economy.

     There are many challenges to implementing an enterprise approach that is focused on individual customers. These challenges include providing customers access to information and functionality that traditionally resides within complex back end systems, integrating and managing disparate systems and generating relevant processes in real time. Successful integration of these systems and the creation of a comprehensive single view of the customer allows companies to control routing and prompting of appropriate responses to the customer in an automated and dynamic process.

     Many existing product technologies do not meet the new requirements of an enterprise view of customer relationships. Client/server technologies for sales force automation, call centers and field service management were originally designed for departmental functions and use by employees rather than customers. The growth of the Internet has given rise to a wide range of new products focused on a specific channel of customer contact such as Web self-service, e-mail response and marketing automation. These single function Web-based products are not likely to completely replace existing means of handling customer service and commerce. For instance, many companies continue to rely heavily on telephone-based customer service representatives and are struggling to integrate Web and e-mail products with the telephone. Companies have responded to the lack of integration among existing products by attempting to design and build their own e-business software applications. The cost and time to custom build these new systems can be prohibitive, and the expertise required to design and integrate the systems are often beyond the capabilities of most companies. Additionally, most commercially-available and custom-built systems do not have the flexibility to integrate existing and anticipated technologies or to allow customization to keep up with a constantly changing Internet economy.

     Chordiant believes that companies need a flexible, integrated software solution that supports all channels of customer contact with a comprehensive single view of the customer and consistent business services. Today, customer data must be accessed from multiple sources, applications and transaction systems to respond to customer inquiries following company specific business rules. Unlike traditional customer profiles, a comprehensive single view of the customer must be updated in real time for each customer contact and reflect the customer's contact history and other relevant information. A completely customer focused software solution improves the ability to attract, engage and retain customers on a personalized basis and understand their needs and preferences to provide consistent interactions with customers through any communication channel.

                                      26.

The Chordiant Solution

     Chordiant provides CRM infrastructure software and applications that Chordiant believes enables companies to offer their customers personalized marketing, sales programs, e-business services and customer support across multiple communication channels. Chordiant has designed its products to integrate customer information from different data sources, generate business processes based on a customer's specific profile and request, and provide uniform service and data to customers across multiple communications channels. Chordiant's products are designed to enable companies to deliver appropriate offers and information to a targeted customer at the time of customer need. Chordiant believes that companies that use its products can increase the value derived from their customers through improved retention rates and linked selling opportunities that result from a personalized customer interaction.

     Chordiant's product suite, Chordiant Unified CRM Solution, includes the Unified CRM Infrastructure, Unified Interfaces, common business services and relationship marketing, service, self-serve and knowledge management applications. The Chordiant Unified Infrastructure provides for intelligent customer interaction management across a client's entire business by unifying communication channels and business processes from different corporate data sources containing customer information. The Chordiant Unified Interfaces contain interface products including: Chordiant Unified Knowledge, Chordiant Unified Touch-Points, Chordiant Unified Response Center, Chordiant Unified Rules and Workflow. Chordiant's Unified Interface products are designed to unify the customer information, business processing and application services to provide consistent service to customers across communications channels including the Internet, telephone, e-mail and branch offices.

     Chordiant's product suite is designed to enable companies to increase the return from their customers by facilitating individual interactions between customers and companies that Chordiant believes will help retain customers, grow revenues and increase profits. Chordiant's customers include multinational market leading business-to-consumer companies such as: Bank One International, Barclays Mercantile, British Sky Broadcasting, Canadian Tire Acceptance Limited, Direct Line Group Services Limited, First USA Bank, OnStar, a division of General Motors, Lloyds TSB Bank, Metropolitan Life Insurance Company and Thomas Cook Global Services.

     Key benefits of the Chordiant solution include the following:

     Comprehensive single view of the customer. Companies that have a comprehensive single view of their customers and that distribute information throughout their enterprise to the points of customer contact can provide a more consistent and personalized consumer experience. Chordiant's data management technology helps companies develop a single view of the customer by integrating, consolidating and managing data derived from external and internal sources. Chordiant's product suite uses multiple data sources, existing applications and transaction systems to build a comprehensive single view of the customer and generate the appropriate response at time of contact. A bank, for example, might use Chordiant's products to integrate information about a customer contained in internal databases such as credit card, mortgage and savings account historical transaction systems, Web logs and e-mail management systems, as well as external databases such as national credit check services. By integrating this information,

                                      27.

the bank has a more comprehensive understanding of the customer's ability to repay a loan and the value of that customer's relationship with the bank.

     Automated, sophisticated decision making processes. Workflow and rules driven business processes help companies to make automated, yet informed, decisions about customer inquiries. Chordiant's workflow processing system supports customizable business processes allowing companies to develop business rules that will be implemented consistently. Chordiant's workflow editor is a graphical user interface application that allows business analysts to customize and automate their company's unique business rules. Chordiant's sophisticated routing engine is designed to allow companies to instantly determine how to respond to specific customer inquiries and generate offers appropriate for particular customers. A bank, for example, could specify that at the time of contact, only customers with a solid credit card history, an existing home loan, a savings account with a minimum balance and a clean credit history should receive an attractive auto loan rate and free online bill payment services.

     Consistent customer experience across multiple channels. Chordiant believes that companies providing customers with a consistent experience across multiple communication channels enjoy greater customer satisfaction because customers are able to receive the same reliable service and information regardless of how they choose to contact the company. There are a large and increasing number of customer communications channels, including: Web, e-mail, fax, self-service systems, mobile devices, call centers and retail outlets. Chordiant's product suite implements a common set of business rules uniformly across systems already existing in different customer communications channels. A bank, for example, could ensure that a particular customer receives the same attractive auto loan rate and online bill payment service promotion, regardless of whether the customer contacts the bank through the Web, e-mail, a customer service call center or in person at a local branch.

     Standard and customizable business services. Chordiant believes that companies that implement their unique business services will realize greater levels of efficiency, consistency and customer satisfaction. Chordiant's products provide a broad set of standard business objects, or fundamental business functions, that are common across industries. These standard business objects can be modified to accommodate specific customer and business processes, policies and transactions of individual companies. A bank, for example, could customize Chordiant's business objects by activating specific financial services objects related to specific transactions, such as processing auto loans, and alter Chordiant's standard loan business processes to bypass an external credit check if the customer has a clean credit and mortgage history.

Strategy

  Chordiant's objective is to continue to provide innovative CRM infrastructure software that enables companies to provide superior relationship marketing, personalized service and customer support to their individual customers across multiple communication channels.

  Key elements of Chordiant's strategy include the following:

     Continue technology leadership. The increasing demands for multi-channel interactive CRM solutions require products that are adaptable, extensible and interoperable. To meet these requirements, Chordiant intends to continue to devote substantial resources to the development

                                      28.

of new and innovative product capabilities. Because Chordiant has designed its products to utilize the capabilities of the Internet, Chordiant believes that its products are more easily adapted to a constantly changing e-business environment. For example, Chordiant's product suite is designed to accommodate additional contact points such as personal digital assistants, cellular telephones and digital television.

     Extend technology and integration alliances. Chordiant has sought, secured and continued to seek, strategic alliances to assist in developing, marketing and selling its product. This approach is intended to leverage the technology and resources available to perform application design and development services for Chordiant's customers and provide additional marketing and technical expertise in industry segments. To help ensure that Chordiant delivers comprehensive products to its customers, Chordiant has established strategic relationships with organizations in three general categories:

     .  computing and network platform vendors;

     .  software platform vendors; and

     .  systems integrators.

     Target leading global business-to-consumer companies. Chordiant intends to continue targeting the global leaders in the primary business-to-consumer markets by providing solutions to the financial services, telecommunications, travel and retail industries. These industries are characterized by commodity-like products and large numbers of dispersed customers, partners, vendors and suppliers. Chordiant believes that companies in these industries will be early users, and early beneficiaries, of an integrated system that can deliver personalized, real-time processes utilizing a comprehensive single view of the customer.

     Expand worldwide infrastructure. Chordiant intends to continue to grow its global presence by expanding worldwide field sales, marketing and services organizations. Chordiant plans to continue expanding its international presence by adding direct sales personnel and increasing Chordiant's indirect sales channels. In particular, Chordiant plans to further expand its European operations from Chordiant's existing international headquarters in London, England. Chordiant has established regional offices in both Germany and the Netherlands.

     Growth through customer references. Chordiant plans to achieve additional market success as Chordiant's customers become successful in using their e-business initiatives to increase customer retention and revenues. Chordiant's most successful customers become valuable references for Chordiant's future sales opportunities. To ensure that all Chordiant customers become Chordiant references, Chordiant intends to:

     . deliver superior customer service to Chordiant's customers, to help ensure their long-term satisfaction and success with Chordiant's products;

     . work with experienced and knowledgeable systems integrators to help enable Chordiant's customers to implement large scale deployments successfully;

                                      29.

     . deliver high quality customer education and training on Chordiant's products to assist Chordiant's customers to meet and exceed their e-business expectations; and

     . hire and retain expert consultants to assist Chordiant's customers in implementation of Chordiant's products.

Products

     Chordiant's products are designed to address complex and extreme customer information demands placed on global companies who desire to treat millions of their customers in an individual, personalized way. Chordiant's Unified CRM Solution provides companies with e-business infrastructure software that is typically licensed as an integrated set of applications and functionality.

     Chordiant's Unified CRM Solution suite is designed using a three-tiered technology architecture. This layered architecture insulates software components from one another which allows enhancements and customization to the software to be made in a plug-and-play, modular manner. This three-tiered product architecture is summarized below:

     The Chordiant Unified Infrastructure. The Chordiant Unified Infrastructure brings together data from across the customer's enterprise to create the customer data model. This customer data model provides a single point of contact for customer transactions, affording efficient access to all customer account information. Chordiant's Unified Infrastructure integrates and communicates with telephony equipment, legacy systems and transactional applications. The Chordiant Unified Infrastructure enables workflow-driven interfaces and support for electronic communications, telephony systems and switches, SQL relational databases, back- office business applications and legacy data warehouses. As part of the Unified Infrastructure, Chordiant has developed a unique set of technologies that incorporate separate object-oriented communications managers for Internet, e-mail, CTI and fax customer communications. Each communications manager is responsible for representing the customer's request to the Chordiant workflow engine.

     The Chordiant Unified Infrastructure also hosts persistent data connectors and data routers, which manage communications between the Chordiant workflow engine and a company's legacy applications, mainframe databases, relational databases and data warehouses. The Chordiant Unified Infrastructure provides integration capabilities with these legacy database systems and relational databases, whether they reside locally or are dispersed across the corporate enterprise network. Through the persistent data manager and data router, Chordiant's Unified CRM Infrastructure opens, calls, encapsulates, updates and manages data resources from one or more databases, providing the complete set of data and information needed when interacting with a customer.

     Customers may also license Chordiant's Unified Rules and Unified Workflow with Chordiant's Unified Infrastructure. Chordiant Unified Rules and Chordiant Unified Workflow applications address functionality required by a customer business analyst who incorporates their company's business processes into the Chordiant Unified CRM Solution. The Unified Rules and Workflow allow for the creation of new business processes or the modification of existing ones.

                                      30.

By using Unified Rules, processes can be strung together to provide a fully guided sequence for complex business process, or a large number of dissimilar transactions or services.

     Chordiant's Unified Touch-points. Chordiant's Unified Touch-points provide a dynamic interface for creating unique, personalized interactions between the business and individual. Individuals may contact companies through this layer by browser-based HTML/XML, e-mail, fax, telephony and mobile devices. Internal customer service representatives respond to each customer contact based upon the business process, the company's policies for that process and the customer's unique profile.

     Chordiant's Unified Response center. Chordiant's Unified Response center includes three applications: Live Response, Assisted Response and Automated Response. Live Response is the application used by customer service agents. The Live Response application uses guided transactions to ensure that the customer interaction is both personalized and consistent across all touch-points. Live Response provides a customer interaction environment that empowers a customer service agent to provide individualized, high-quality sales, support and service. Application functionality includes:

     . Customer Management (create, retrieve, update and delete customer information)

     .  Account Management (view, add, delete, update)

     .  Inquiries (directions, assistance)

     . Service Work (view queues, add activities, transfer work, defer work, view activities in process)

     .  Local Administration (change password, modify screen layout)

     Chordiant's Assisted Response E-mail application routes incoming e-mail to a queue for assisted response dependent upon on the e-mail content, the customer profile, or the final results from the query to the Chordiant knowledge base application. This approach provides a highly flexible way to manage the routing of incoming messages dependent upon customer case history and profile.

     Chordiant's Automated Response E-mail application includes automated e-mail routing and e-mail response capabilities. This application will receive incoming e-mail and compare the e-mail to templates to determine if they should be automatically responded to, or if the e-mail should be immediately forwarded to a customer service agent for assisted response. When the automated response feature is enabled, the application will attempt to locate an answer from the knowledge base application. If an appropriate answer is found, a return answer to the customer (via e-mail) will be made and the event will be logged into the customer's case history.

                                      31.

Customers

     Chordiant targets multinational market leaders in business-to-consumer industries, particularly companies in the financial services, telecommunications, travel and leisure and automotive industries. In the future, Chordiant plans to expand into the retail and utilities industries. Below is a list of Chordiant's customers as of December 31, 2000, each of which during the past two years has purchased $500,000 or more of products from Chordiant.

     .  Bank One International

     .  British Sky Broadcasting (BskyB)

     .  Barclays Mercantile

     .  Direct Line Group Services Limited

     .  First USA Bank

     .  OnStar, a division of General Motors, Inc.

     .  Lloyds TSB Bank

     .  Metropolitan Life Insurance Company

     .  The Royal Bank of Scotland plc

     A small number of customers account for a significant portion of Chordiant's total revenues. As a result, the loss or delay of individual orders or delays in the product implementations for a customer can have a large impact on Chordiant's revenues. In 1998, revenues from KLM Royal Dutch Airlines, Thomas Cook Global Services, Canadian Tire Acceptance Limited and Chase Manhattan Mortgage Corporation accounted for 36%, 19%, 14% and 12% of Chordiant's total net revenues. In 1999, revenues from Chase Manhattan Mortgage Corporation, First USA, and Electronic Data Systems Corporation ("EDS") accounted for 30%, 19% and 15% of Chordiant's total net revenues. For the year ended December 31, 2000, revenues from EDS, Lloyds TSB and Direct Line Group Services Limited accounted for approximately 30%, 19% and 14%, respectively of Chordiant's total net revenues. Chordiant expects that revenues from a small number of customers will continue to account for a majority of Chordiant's total net revenues in the future as historical implementations are completed and replaced with new projects from new and existing customers.

Technology

     Chordiant designs and builds products to provide customer relationship management solutions for large enterprises. Chordiant's Unified CRM solution product suite consists of three

                                      32.

layers. These layers are: e-business software infrastructure, e-business software application code and a software framework, including several software engines.

     The first software-layer, the e-business infrastructure, utilizes a four-tier architecture: (1) delivering functionality to desktop computers, (2) multiple consumer touch points (Web, e-mail, fax, etc.), (3) corporate computing centers, and (4) in the data centers and networks of the company. The first-tier is used by internal customer service representatives, marketing professionals, sales and service employees, supervisors, management and other staff of a company involved with customer contact. The second-tier is for the consumers who desire to interact with the company using telephones, Web browsers or wireless personal digital assistants and mobile devices. Telephone calls, e-mails, Web-collaboration and other interactions are managed by Chordiant's technology in this second-tier. The third-tier of the architecture configures and operates the multiple software servers in customer computing centers. This third-tier queues, routes, responds, initiates and computes the business processes and applications, based on distributed information and processing of business logic. All customer data comes from the fourth-tier, where existing corporate company information systems are accessed and data is integrated with connector architecture including caching and transactions capabilities. Underlying this architecture is a persistent data management system that integrates multiple real time data sources, utilizing object-computing models.

     The second software-layer, the Chordiant e-business application code, implements a wide variety of common functions often used by retail, financial, insurance, travel and telecommunications industries for customer relationship management functions. A flexible object model consisting of common business fundamentals is contained in this technology layer. For example, common objects include establishing the initial customer relationship, taking customer orders, opening accounts, accessing the customer's case history, fulfilling orders and case tracking.

     The third software-layer contains Chordiant's enterprise software framework. The framework itself implements workload balancing, fail over systems, data management systems and security systems. The framework also includes several software engines used by the first and second software-layers. These engines include a workflow system, a business rules system and a knowledge management system.

     Applications running in the context of this multi-layer, multi-tier environment, along with the data management system, object model and the software engines, assist in delivering distributed customer data throughout the company to form a single and unified view of a customer.

     Certain Chordiant products use technology modules from third party technology providers including Sun Microsystems, IBM and Ilog, Inc. Chordiant products are based on open system standards and are designed to be scalable and integrate with a company's various information technology systems, networks and telephony systems. Chordiant's products are based on industry standards including Java, CORBA, IIOP, RMI and XML. Chordiant's server software runs on both UNIX server platforms and Windows NT servers and can be configured for multiple servers.

Sales and Marketing

                                      33.

     Chordiant licenses its products and sells services primarily through a direct sales organization which is complemented by the selling and support efforts of systems integrators and technology vendors. Chordiant's market focus is in the business-to-consumer segment of the economy with a targeted effort on leading consumer focused companies and companies using multiple channels as the means of conducting business and serving customers. Chordiant targets its sales and marketing efforts, together with its product design efforts, on industries such as retail banking, consumer financial services, telecommunications, travel and leisure, automotive and retailers.

     The sales process generally ranges from three to twenty-four months depending on the level of education that prospective customers need about the use and benefits of Chordiant's products and the involvement of systems integrators. During the sales process, Chordiant typically approaches senior executive management teams including the senior marketing officer, chief information officer and chief executive officer of the potential customer. Chordiant utilizes sales teams consisting of sales and technical professionals who work with Chordiant's strategic partners to create organization-specific proposals, presentations and demonstrations that address the specific needs of each potential customer.

     Chordiant has sales offices in the greater metropolitan areas of Dallas, Chicago and New York, and in Cupertino, California, London, England, Munich, Germany and Amsterdam, the Netherlands. Technical sales consultants provide pre-sales support to potential customers on product information and deployment capabilities and complement the direct sales professionals. Chordiant plans to significantly expand the size of its direct sales organization and to establish additional sales offices domestically and internationally.

     Chordiant focuses its marketing efforts on educating potential customers, generating new sales opportunities and creating awareness of Chordiant's products. Chordiant conducts a variety of marketing programs to educate its target market, including seminars, trade shows, press relations and industry analyst programs.

     Chordiant's marketing organization serves an integral role in acquiring, organizing and prioritizing customer and industry feedback to help provide product direction to its development organization. Chordiant also has a detailed product management process that surveys customers and identifies market needs to help predict and prioritize future customer requirements.

Professional Services, Customer Support and Education Services

     Chordiant offers a broad range of customer services including professional consulting services and product support and training services. Chordiant believes that providing a high level of customer service is critical to achieving rapid product implementation, customer success and continued revenues growth.

     Professional Services

     Chordiant's professional services consulting teams assist their customers and systems integrator partners in the design and implementation of products. Chordiant's professional services organization deploys consultants as part of the project team alongside systems integration partners and members of the customer's internal team to provide technical

                                      34.

knowledge, business engineering, project guidance and quality assessments during the project. In the design stage, Chordiant provides a variety of professional services that help determine a customer's business objectives and the technical requirements of the application implementation. In the implementation stage, Chordiant uses a delivery methodology to assist customers and integration partners in planning and managing the implementation. Systems integrators, supported by Chordiant's consultants, manage the overall project and implement the product with a customer's existing communications, applications, databases and transaction systems. In the final phases of an implementation, the systems integrators provide education and training to enable a customer's internal team to deploy the new system, train internal users and assume control over ongoing support.

     Chordiant's methodology includes:

     .  user requirements and needs analysis;

     .  business engineering consultation;

     .  architectural analysis and performance planning;

     .  project management support services;

     .  engineering support for development and deployment; and

     . technical support for software integration and communications integration.

     Net services revenues provided by Chordiant in the fiscal year ended December 31, 2000 accounted for approximately 50% of Chordiant's total net revenues.

     Customer Support

     Chordiant's customers have a choice of support and maintenance options depending on the level of service desired. Chordiant's technical support is available to clients by telephone, over the Web and by e-mail. The company maintains a technical support hotline staffed by engineers from 8:00 a.m. to 9:00 p.m., Eastern time, Monday through Friday, from its corporate headquarters in Cupertino, California and local support during business hours for European customers from London, England. An optional premium service is available providing technical support 24 hours a day, seven days a week. Additionally, Chordiant provides product enhancement releases to all customers as part of their support and maintenance contract. Chordiant uses a customer service automation system to track each customer inquiry until it is resolved. Chordiant also makes use of its Website and a secured customer forum to provide product information and technical support information worldwide 24 hours a day, seven days a week.

     Educational Services

     Chordiant provides educational services to train and enable its systems integrators and customers to use Chordiant's products. Chordiant offers a comprehensive series of training

                                      35.

modules to provide the knowledge and skills to successfully deploy, use and maintain the company's products. These training courses focus on the technical aspects of Chordiant's products as well as business issues and processes. A complete set of modules covering business engineering, project management and development engineering are available. Training courses can be provided on-site for a custom session at a fee and are regularly scheduled through classroom and lab instruction at the company's Cupertino, California corporate headquarters, and at its London, England offices for European systems integrators and customers.

Product Development

     Chordiant has made substantial investments in research and development through internal development and technology licensing. Chordiant's product development efforts are focused on extending Chordiant's software infrastructure, CRM business services and application functionality, self-service and Web-based collaboration functionality, and continued integration of key industry-specific transaction systems and services.

Chordiant's product development resources are organized into a number of development teams including:

     .  system services and workflow development;

     .  business services and application functionality and design;

     .  tools and Internet development;

     .  enterprise integration;

     .  documentation; and

     .  quality assurances.

     Chordiant's software and Internet applications teams have extensive experience in object oriented development, data management, workflow engineering, Java programming and Internet technologies. Chordiant's research and development expenditures before the effect of non-cash compensation expense and purchased in-process research and development were $5.9 million in fiscal year 1998, $6.5 million in fiscal year 1999, and $14.4 million for the year ended December 31, 2000.

Strategic Relationships

     To enhance the productivity of Chordiant's sales and service organizations, Chordiant has established relationships with systems integrators, complementary technology providers and alternative service providers.

     Systems integrators

                                      36.

     Chordiant has established relationships and trained professionals at a number of systems integrators including: Accenture (formerly known as Andersen Consulting); Computer Sciences Corporation; Electronic Data Systems Corporation and Logica plc. Chordiant plans to expand these relationships to increase its capacity to sell and implement its products. Chordiant has trained a significant number of consultants in these organizations for the implementation and support of its products. Chordiant believes that expanding its relationships with systems integrators and independent consulting firms will enable the company to gain a greater share of emerging markets more rapidly.

     Complementary technology providers

     Chordiant designs products to be based on industry standards and technologies, and to support a number of key software platforms. Chordiant has relationships with:

     . IBM Software for IBM Visual Age and MQ series development tools and interface software and support;

     . Sun Microsystems for Java and Forte developments tools in support of Chordiant's enterprise data and transaction management services;

     . Oracle Corporation and Sybase, Inc., providers of industry-standard relational databases;

     . Cisco Systems, Inc., Genesys Telecommunications Laboratories, Inc. and Lucent Technologies, Inc., providers of telephony equipment and software interfaces; and

     . Ilog, Inc. a software provider of resource optimization and business rules technology.

Competition

     The market for Chordiant's products is new and rapidly evolving, and is highly competitive. The competitive landscape is rapidly evolving to address the convergence of e-business services and customer interaction applications. To realize the potential of this convergence, companies must be able to offer personalized marketing and sales and extend e-business services to all points of customer contact. This must be done through an integrated system and customer data model tailored by each company to meet its specific customer requirements.

 Chordiant faces three main sources of competition:

     .  custom-built solutions;

     . vendors with help desk, field service, call center or sales force automation products; and

     .  vendors of enterprise resource planning products.

                                      37.

 There is no one competitor, nor is there a small number of competitors, that are dominant in Chordiant's market.

     Custom-Built Solutions

     Existing enterprise systems supporting branch and call centers have historically been custom built by professional services organizations or internally developed. Custom development has the inherent limitation of being a high cost alternative because it relies on building the entire solution from scratch and the resulting configuration is difficult to upgrade to take advantage of new requirements and channels of communication such as the Internet. Chordiant expects that internal development will continue to be a significant source of competition.

     Stand-Alone Solution Vendors

     Chordiant competes with providers of stand-alone solutions for Web based customer relationship management, such as E.piphany, Inc. and Kana Communications, Inc. Chordiant also competes against traditional client/server-based, call center service customer and salesforce automation solutions, such as Siebel Systems, Inc., Nortel Networks Corporation (including Clarify Inc.) and Pegasystems Inc. Most point application providers started with a single application focus, such as service, salesforce automation or help desks, and then added additional software modules addressing other needs, such as e-mail, field service or quality tracking. Although these vendors have started to pursue the enterprise-wide opportunity of providing enterprise-wide solutions and services to all points of customer contact, their lack of multi-channel integration, real time data models for integration of multiple data sources and lack of personalization capability and their client/server architecture are limitations.

     Enterprise Application Vendors

     Chordiant anticipates competitive offerings and consolidation from several major enterprise software developers, such as Oracle, PeopleSoft Inc., IBM and SAP. Chordiant expects enterprise resource planning software vendors to acquire and integrate point solutions as they approach different segments of the e-business and customer relationship management markets.

     Other Potential Competitors

     The telephony market for equipment and software is in the midst of a major transition from proprietary systems to open software applications running on commodity hardware. Software acquisitions by traditional telephony vendors, such as Lucent Technologies' purchase of Mosaix, Inc. and Nortel Networks' purchase of Clarify are examples of the desire to move from hardware platforms into software applications. Examples of companies providing middleware in support of computer and telephony integration are Genesys Telecommunications Laboratories and Geotel Communications Corporation, purchased by Cisco Systems. Providers of client/server and mainframe call center systems include Pegasystems for financial services and IMA and Quintus for outsourcers and call centers. These companies have not historically

                                      38.

provided enterprise level software infrastructure and customer management applications but may in the future.

     Chordiant believes that the principal competitive factors in the company's market include:

     .  the breadth and depth of solutions;

     .  product quality and performance;

     .  relationships with systems integrators;

     .  the ability to implement solutions;

     .  establishment of a significant base of reference customers;

     .  the ability of products to operate with multiple software applications;

     .  customer service; and

     .  product price.

     Although Chordiant believes that its product competes favorably with these factors, Chordiant's market is relatively new and is evolving rapidly. Chordiant may not be able to maintain its competitive position against current and potential competitors, especially those with significantly greater financial and personnel resources.

Intellectual Property and Propriety Rights

     Chordiant's success is dependent upon its ability to develop and protect proprietary technology and intellectual proprietary rights. Chordiant relies primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and copyright and trademark laws to accomplish these goals.

     Chordiant licenses its product through non-exclusive license agreements that impose restrictions on customers' ability to utilize the software. In addition, Chordiant seeks to avoid disclosure of its trade secrets, including requiring employees, customers and others with access to Chordiant's proprietary information to execute confidentiality agreements with Chordiant and restricting access to Chordiant's source code. Chordiant also seeks to protect its rights in its products, documentation and other written materials under trade secret and copyright laws. Due to rapid technological change, Chordiant believes that factors such as the technological and creative skills of its personnel, new product developments and enhancements to its existing products are more important than the various legal protections of its technology to establishing and maintaining a technology leadership position.

     Chordiant integrates third party software into its products. This third party software may not continue to be available on commercially reasonable terms or at all. In particular, Chordiant licenses Forte Tool and related Forte products from Forte Software. If Chordiant cannot maintain

                                      39.

licenses to the Forte products or other key third party software, shipments of Chordiant's products could be delayed until equivalent software is developed or licensed and integrated into Chordiant's products. Moreover, although Chordiant is generally indemnified against claims if technology licensed from third parties infringes the intellectual property and proprietary rights of others, this indemnification is not always available for all types of intellectual property and proprietary rights and in some cases the scope of this indemnification is limited. There can be no assurance that infringement or invalidity claims arising from the incorporation of third-party technology or claims for indemnification from Chordiant's customers resulting from these claims will not be asserted or prosecuted against Chordiant. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources in addition to potential product redevelopment costs and delays.

     Despite Chordiant's efforts to protect its proprietary rights, existing laws afford only limited protection. Attempts may be made to copy or reverse engineer aspects of Chordiant's products or to obtain and use information that Chordiant regards as proprietary. There can be no assurance that Chordiant will be able to protect Chordiant's proprietary rights against unauthorized third party copying or use. Use by others of Chordiant's proprietary rights could materially harm Chordiant's business. Furthermore, policing the unauthorized use of Chordiant's products is difficult and expensive litigation may be necessary in the future to enforce Chordiant's intellectual property rights.

     It is also possible that third parties will claim that Chordiant has infringed their current or future products. Chordiant expects that software developers will increasingly be subject to infringement claims as the number of products in different industry segments overlap. Any claims, with or without merit, could be time-consuming, result in costly litigation, prevent product shipment, cause delays, or require Chordiant to enter into royalty or licensing agreements, any of which could harm its business. Patent litigation in particular has complex technical issues and inherent uncertainties. If an infringement claim against the company was successful and it could not obtain a license on acceptable terms, license a substitute technology or redesign to avoid infringement, Chordiant's business would be harmed.

Employees

     As of December 31, 2000, Chordiant employed 250 full time employees. Of that total, 84 were primarily engaged in product development, engineering or systems engineering, 57 were engaged in sales and marketing, 78 were engaged in professional services and 31 were engaged in operational, financial and administrative functions.

     None of Chordiant's employees are represented by a labor union and Chordiant has never experienced a work stoppage. Chordiant believes that its relations with its employees are good.


                            CHORDIANT SOFTWARE, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (in thousands, except per share data)

                                      40.

                                                                                            December 31
                                                                                       ---------------------
                                                                                          1999        2000
                                                                                       ---------   ---------
ASSETS
Current assets:
 Cash and cash equivalents............................................................  $  6,719    $ 41,465
 Short-term investments...............................................................     2,000      26,203
 Accounts receivable--third parties, net..............................................     7,233      19,423
 Accounts receivable--related parties.................................................     1,211       1,057
 Other current assets.................................................................     1,775       7,149
                                                                                       ---------   ---------

  Total current assets................................................................    18,938      95,297
Property and equipment, net...........................................................     2,580       5,050
Intangible assets, net................................................................        --       4,585
Other assets..........................................................................       568       2,516
                                                                                       ---------   ---------
  Total assets........................................................................  $ 22,086    $107,448
                                                                                       =========   =========
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS'
 EQUITY (DEFICIT)
Current liabilities:
 Borrowings...........................................................................  $  2,608    $    595
 Accounts payable.....................................................................     2,101       5,081
 Accrued expenses.....................................................................     2,493       8,163
 Deferred revenue--third parties......................................................     6,031      17,441
 Deferred revenue--related parties....................................................     3,872       3,488
                                                                                       ---------   ---------
  Total current liabilities...........................................................    17,105      34,768
Borrowings, long-term.................................................................    10,617          --
Deferred revenue--third parties.......................................................       293       8,013
Deferred revenue--related parties.....................................................        --       1,103
Other liabilities.....................................................................       244         244
                                                                                       ---------   ---------
  Total liabilities...................................................................    28,259      44,128
                                                                                       ---------   ---------
Mandatorily redeemable convertible preferred stock, $0.001
par value; 25,028 shares authorized; 22,412 and no shares
issued and outstanding................................................................    51,609          --
                                                                                       ---------   ---------
Commitments and contingencies (Note 10)

Stockholders' equity (deficit):
 Common Stock, $0.001 par value; 300,000 shares
 authorized; 5,906 and 38,206 shares issued and outstanding...........................         6          41
 Additional paid-in capital...........................................................    14,652     170,386
 Notes receivable from stockholders...................................................      (406)     (1,799)
 Unearned compensation................................................................    (9,470)     (7,290)
 Accumulated deficit..................................................................   (62,564)    (97,920)
 Accumulated other comprehensive loss.................................................        --         (98)
                                                                                       ---------   ---------

  Total stockholders' equity (deficit)................................................   (57,782)     63,320
                                                                                       ---------   ---------

   Total liabilities, mandatorily redeemable convertible
   preferred stock and stockholders' equity (deficit).................................  $ 22,086    $107,448
                                                                                       =========   =========

RISK FACTORS

     The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

                                      41.

Because Chordiant's short operating history makes it difficult to evaluate its prospects, Chordiant's future financial performance may disappoint investors and result in a decline in Chordiant's stock price.

     You must consider Chordiant's prospects given the risks, expenses and challenges Chordiant might encounter because the company is at an early stage of development and growth in a new and rapidly evolving market. Until September 1997, Chordiant was engaged primarily in the research and development of its software products. Chordiant licensed its first product in September 1997 and Chordiant's sales and service organizations are relatively new and still growing. Due to Chordiant's short operating history, Chordiant's future financial performance is not predictable and may disappoint investors and result in a substantial decline in Chordiant's stock price. The revenue and income potential of Chordiant's products are unproven

Chordiant expects to continue to incur losses and may not achieve or maintain profitability, which may cause Chordiant's stock price to decline.

     Chordiant incurred net losses of $35.4 million for the year ended December 31, 2000. As of December 31, 2000, Chordiant had an accumulated deficit of $97.9 million. Chordiant expects to continue to incur losses on both a quarterly and annual basis at least through the first half of 2001. Moreover, Chordiant expects to continue to incur significant sales and marketing and research and development expenses and expenses to establish additional sales offices domestically and internationally, and, as a result, Chordiant will need to generate significant revenues to achieve and maintain profitability. Chordiant cannot be certain that Chordiant can sustain this growth or that it will generate sufficient revenues to achieve profitability.

Chordiant's operating results fluctuate significantly and an unanticipated decline in revenues may disappoint investors and result in a decline in Chordiant's stock price.

     Chordiant's quarterly revenues will depend primarily upon product implementation by its customers. Chordiant has historically recognized most of the company's license and services revenue using the percentage-of-completion method using labor hours incurred as the measure of progress towards completion of implementation of Chordiant's products and Chordiant expects this practice to continue. Thus, delays in implementation by Chordiant customers and system integration partners will reduce Chordiant's quarterly revenue. Historically, a substantial portion of new customer orders have been booked in the third month of the calendar quarter, with a concentration of these bookings in the last two weeks of the third month. Chordiant expects this trend to continue and, therefore, any failure or delay in bookings would decrease Chordiant's quarterly deferred revenue. If Chordiant's revenues or operating margins are below the expectations of any securities analysts that may analyze Chordiant, or investors, Chordiant's stock price is likely to decline.

Chordiant has limited experience with large-scale deployments and if Chordiant's products do not successfully operate in a company-wide environment, Chordiant may lose sales and suffer decreased revenues.

     If existing customers have difficulty deploying Chordiant's products or choose not to fully deploy the products, particularly in large-scale deployments, it could damage Chordiant's reputation and reduce revenues. Chordiant's success requires that the company's products be

                                      42.

highly scalable, or able to accommodate substantial increases in the number of users. To date, no large-scale deployment has been operating at any customer site and Chordiant's products are currently being used by only a limited number of users. Chordiant's products are expected to be deployed on a variety of computer hardware platforms and to be used in connection with a number of third-party software applications by personnel who may not have previously used application software systems or Chordiant's products. These deployments present very significant technical challenges, which are difficult or impossible to predict.

Failure to successfully customize or implement Chordiant's products for a customer could prevent recognition of revenues, collection of amounts due or cause legal claims by the customer.

     If a customer is not able to customize or deploy Chordiant's products successfully, the customer may not complete expected product deployment, which would prevent recognition of revenues and collection of amounts due, and could result in claims against Chordiant. Chordiant has, in the past, had disputes with customers concerning product performance. One dispute, from a 1995 consulting agreement, resulted in a settlement following contractually- required mediation. One, from a 1997 product license, resulted in a settlement following litigation. One, from a product license and related service agreements, was resolved in February, 2000 when the company entered into a new agreement with the client, Chase Manhattan Mortgage Corporation..

Chordiant's primary products have a long sales and implementation cycle, which makes it difficult to predict Chordiant's quarterly results and may cause operating results to vary significantly.

     The period between initial contact with a prospective customer and the implementation of Chordiant's products is unpredictable and often lengthy, ranging to date from three to twenty-four months. Thus, deferred revenue could vary significantly from quarter to quarter. Any delays in the implementation of Chordiant's products could cause reductions in Chordiant's revenues. The licensing of Chordiant's products is often an enterprise-wide decision that generally requires Chordiant to provide a significant level of education to prospective customers about the use and benefits of Chordiant's products. The implementation of Chordiant's products involves significant commitment of technical and financial resources and is commonly associated with substantial implementation efforts that may be performed by Chordiant, by the customer or by third-party system integrators. Customers generally consider a wide range of issues before committing to purchase Chordiant's products, including product benefits, ability to operate with existing and future computer systems, ability to accommodate increased transaction volume and product reliability.

Because a small number of customers account for a substantial portion of Chordiant's software license revenues, Chordiant's revenues could decline if Chordiant loses a major customer.

     Chordiant derives a significant portion of its software license revenues in each quarter from a limited number of customers. Loss of a major customer in a particular quarter could cause a decrease in revenue, deferred revenues and net income. For the year ended December 31, 2000, revenues from Electronic Data Systems Corporation (EDS), Lloyds TSB and Direct Line Group Services Limited accounted for approximately 30%, 19% and 14% of Chordiant's total net

                                      43.

revenues. For the fiscal year ended December 31, 1999, revenues from Chase Manhattan Mortgage Corporation, First USA and EDS accounted for 30%, 19%, and 15% of Chordiant's total net revenues. Chordiant expects that a limited number of customers will continue to account for a substantial portion of the company's revenues. As a result, if Chordiant loses a major customer, if a contract is delayed or cancelled, Chordiant's revenues would be adversely affected. In addition, customers that have accounted for significant revenues in the past may not generate revenues in any future period causing Chordiant's failure to obtain new significant customers or additional orders from existing customers to materially affect Chordiant's operating results.

Defects in Chordiant's products could diminish demand for Chordiant's products and result in decreased revenues, decreased market acceptance and injury to Chordiant's reputation.

     Errors may be found from time to time in Chordiant's new or enhanced products after commencement of commercial shipments resulting in decreased revenues, decreased sales, injury to Chordiant's reputation and/or increased warranty and repair costs. Although Chordiant conducts extensive product testing during product development, Chordiant has in the past discovered software errors in Chordiant's products as well as in third party products, and as a result has experienced delays in the shipment of its new products. The latest version of Chordiant's primary product suite was introduced in June 2000.

Chordiant's failure to maintain strong relationships with system integrators would harm Chordiant's ability to market and implement Chordiant's products and reduce future revenues.

     Failure to establish or maintain relationships with systems integrators would significantly harm Chordiant's ability to license Chordiant's software products. System integrators install and deploy Chordiant's products, in addition to those of Chordiant's competitors, and perform custom integration of systems and applications. Some system integrators also engage in joint marketing and sales efforts with Chordiant. If these relationships fail, Chordiant will have to devote substantially more resources to the sales and marketing, implementation and support of Chordiant's products than it would have to otherwise. Chordiant's efforts may also not be as effective as those of the system integrators, which could reduce revenues. In many cases, these parties have extensive relationships with Chordiant's existing and potential customers and influence the decisions of these customers. A number of Chordiant's competitors have stronger relationships with these system integrators and, as a result, these system integrators may be more likely to recommend competitors' products and services.

     In particular, Chordiant has established a non-exclusive relationship with Electronic Data Systems Corporation, or EDS, a large system integrator and one of Chordiant's principal stockholders. For the fiscal year ended December 31, 2000 and the fiscal year ended December 31, 1999, approximately 30% and 15%, respectively, of Chordiant's revenues were derived from customers for whom Electronic Data Systems has been engaged to provide software and system integration services. Deterioration of Chordiant's relationship with Electronic Data Systems could have a material adverse effect on sales of Chordiant's products.

To date, Chordiant's sales have been concentrated in the financial services, travel and leisure, automotive and telecommunications markets and if Chordiant is unable to continue sales in these markets or successfully penetrate new markets, Chordiant's revenues may decline.

                                      44.

     Sales of Chordiant's products and services in four markets -- financial services, travel and leisure, automotive and telecommunications -- accounted for 94% of total net revenues for the year ended December 31, 2000 and 87% of total net revenues for the fiscal year ended December 31, 1999. Chordiant expects that revenues from these four markets will continue to account for a substantial portion of Chordiant's total net revenues in 2001. If Chordiant is unable to successfully increase penetration of Chordiant's existing markets or achieve sales in additional markets, or if the overall economic climate of Chordiant's target markets deteriorates, Chordiant's revenues may decline.

Continued negative gross margin in services revenues could adversely impact Chordiant's overall gross margin and income.

     Chordiant's gross margin in services revenues has historically been negative. Service revenues have also had lower gross margins than Chordiant's license revenues. As a result, an increase in the percentage of total net revenues represented by services revenues, or an unexpected decrease in license revenues, could have a detrimental impact on Chordiant's overall gross margins. Chordiant anticipates that service revenues will continue to represent over 40% of total net revenues. To increase services revenues, Chordiant must expand Chordiant's services organization, successfully recruit and train a sufficient number of qualified services personnel, and obtain renewals of current maintenance contracts by Chordiant's customers. This expansion could further reduce gross margins in Chordiant's service revenues.

Because competition for qualified personnel is intense, Chordiant may not be able to retain or recruit personnel, which could impact the development and sales of Chordiant's products.

     If Chordiant is unable to hire or retain qualified personnel, or if newly hired personnel fails to develop the necessary skills or fails to reach expected levels of productivity, Chordiant's ability to develop and market Chordiant's products will be weakened. Chordiant's success depends largely on the continued contributions of Chordiant's key management, engineering, sales and marketing and professional services personnel, including Samuel T. Spadafora, Chordiant's chairman of the board of directors and chief executive officer and Stephen Kelly, Chordiant's president and chief operating officer. Except for Chordiant's chief executive officer and president and chief operating officer, Chordiant does not have employment agreements with any of Chordiant's key personnel. Chordiant has experienced turnover in Chordiant's key personnel in the recent past.

     In particular, Chordiant's ability to increase Chordiant's sales will depend on Chordiant's ability to recruit, train and retain top quality sales people who are able to target prospective customers' senior management, and who can productively generate and service large accounts. There is a shortage of qualified sales personnel and competition for such personnel is intense, particularly in the Silicon Valley, where Chordiant's principal offices are located, and in the markets in which Chordiant competes.

Chordiant depends on technology licensed to Chordiant by third parties, and the loss or inability to maintain these licenses could prevent or delay sales of Chordiant's products.

                                      45.

     Chordiant licenses technology from several software providers that is incorporated in Chordiant's products. In particular, Chordiant licenses Forte Tool and related Forte products from Forte Software, Inc., a Sun Microsystems, Inc. company. Chordiant's license agreement with Forte expires in September 2001, and can be extended upon agreement of the parties. Chordiant anticipates that Chordiant will continue to license technology from Forte and other third parties in the future. This software may not continue to be available on commercially reasonable terms, if at all. The loss of the Forte technology or other technology licenses could result in delays in the license of Chordiant's products until equivalent technology, if available, is developed or identified, licensed and integrated into Chordiant's products. Even if substitute technologies are available, there can be no guarantee that Chordiant will be able to license these technologies on commercially reasonable terms, if at all.

Defects in third party products associated with Chordiant's products could impair Chordiant's products' functionality and injure Chordiant's reputation.

     The effective implementation of Chordiant's products depends upon the successful operation of third party products in conjunction with Chordiant's products. Any undetected errors in these products could prevent the implementation or impair the functionality of Chordiant's products, delay new product introductions or injure Chordiant's reputation. In the past, while Chordiant's business has not been materially harmed, product releases have been delayed as a result of errors in third-party software and Chordiant has incurred significant expenses fixing and investigating the cause of these errors.

Chordiant's customers and system integration partners have the ability to alter Chordiant's source code and inappropriate alterations could adversely affect the performance of Chordiant's products, cause injury to Chordiant's reputation and increase operating expenses.

     Customers and system integration partners have access to Chordiant's computer source code when they license Chordiant's products and may alter the source code. Alteration may lead to implementation, operation, technical support and upgrade problems for Chordiant's customers. This could adversely affect the market acceptance of Chordiant's products, and any necessary investigative work and repairs could cause Chordiant to incur significant expenses and delays in implementation.

If Chordiant fails to introduce new versions and releases of Chordiant's products in a timely manner, customers may license competing products and Chordiant's revenues may decline.

     If Chordiant is unable to ship or implement enhancements to Chordiant's products when planned, or fails to achieve timely market acceptance of these enhancements, Chordiant may suffer lost sales and could fail to achieve anticipated revenues. A majority of Chordiant's total revenues have been, and are expected to be, derived from the license of Chordiant's primary product suite. Chordiant's future operating results will depend on the demand for these products by future customers, including new and enhanced releases that are subsequently introduced. If Chordiant's competitors release new products that are superior to Chordiant's products in performance or price, or if Chordiant fails to enhance Chordiant's products and introduce new features and functionality in a timely manner, demand for Chordiant's products may decline. Chordiant has in the past experienced delays in the planned release dates of new versions of

                                      46.

Chordiant's software products and upgrades. New versions or Chordiant's products may not be released on schedule or may contain defects when released.

If Chordiant's products do not operate with the hardware and software platforms used by Chordiant's customers, customers may license competing products and Chordiant's revenues will decline.

     If Chordiant's products fail to satisfy advancing technological requirements, the market acceptance of these products could be reduced. Chordiant currently serves a customer base with a wide variety of constantly changing hardware, software applications and networking platforms. Customer acceptance of Chordiant's products depends on many factors such as:

     . Chordiant's ability to integrate Chordiant's products with multiple platforms and existing or legacy systems;

     . Chordiant's ability to anticipate and support new standards, especially Internet and enterprise Java standards; and

     . the integration of additional software modules and third party software applications with Chordiant's existing products.

Chordiant's reliance on international operations may cause increased operating expenses and cause Chordiant's net income to decline.

     During the fiscal year ended December 31, 2000, international revenues were $25.8 million or approximately 77% of Chordiant's total net revenues. During the fiscal year ended December 31, 1999, international revenues were $6.6 million or approximately 38% of Chordiant's total net revenues. Chordiant expects international revenues will continue to represent a significant portion of Chordiant's total net revenues in future periods.

     Chordiant has faced, and will continue to face, risks associated with:

     .  difficulties in managing Chordiant's widespread operations;

     .  difficulties in hiring qualified local personnel;

     .  seasonal fluctuations in customer orders;

     .  longer accounts receivable collection cycles;

     .  expenses associated with products used in foreign markets;

     .  currency fluctuation and hedging activities; and

     .  economic downturns in international economies.

                                      47.

     Any of these factors could have a significant impact on Chordiant's ability to license products on a competitive and timely basis and adversely affect Chordiant's operating expenses and net income.

     Chordiant's international sales are both U.S. dollar and local currency denominated. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make Chordiant's products less competitive in international markets and could negatively affect Chordiant's operating results and cash flows.

International expansion could be difficult and Chordiant may not achieve sales growth.

     If Chordiant is unable to expand Chordiant's international operations and sales, and build relationships with third parties outside the United States on a timely basis, Chordiant may not achieve anticipated sales growth. Chordiant has expanded, and intends to continue expanding, its international operations and enter additional international markets. In October 1997, Chordiant opened an office in London, England and during 1999 and 2000, Chordiant opened offices in the Netherlands and Germany. To increase Chordiant's international sales opportunities, Chordiant will need to further develop Chordiant's international sales, professional services and support organizations, and Chordiant will need to form additional relationships with system integration partners worldwide.

Chordiant's failure to integrate successfully Chordiant's acquired companies could prevent Chordiant from operating efficiently.

     On July 19, 2000, Chordiant completed its acquisition of White Spider Software, Inc., an early stage software company that had completed development of a beta version of a knowledge management software product. Upon the closing date, White Spider became a wholly-owned subsidiary of Chordiant.

     On January 8, 2001, Chordiant became a party to an agreement and plan of merger and reorganization by and between Chordiant, Puccini Acquisition Corp. (a wholly owned subsidiary of Chordiant) and Prime Response Inc., a Delaware Corporation whose common stock is listed on the Nasdaq National Market under the symbol "PRME", pursuant to which Chordiant is to exchange 0.60 shares of its common stock for each outstanding share of Prime Response common stock. On March 27, 2001 the stockholders of Prime Response approved the merger agreement and the stockholders of Chordiant approved the issuance of shares of Chordiant common stock to the stockholders of Prime Response. As of March 27, 2001, Prime Response is a wholly-owned subsidiary of Chordiant. Prime Response is a provider of integrated relationship marketing software solutions.

     Chordiant's business strategy includes pursuing opportunities to grow Chordiant's business, both internally and through selective acquisitions and various types of business combinations. To implement this strategy, Chordiant may in the future be involved in additional merger and acquisition transactions. Acquisition transactions are motivated by many factors, including Chordiant's desire to acquire skilled personnel, Chordiant's desire to obtain new technologies and Chordiant's desire to expand and enhance Chordiant's product offerings. Growth through acquisitions has several identifiable risks including difficulties associated with successfully integrating the previously distinct businesses into Chordiant's organization, the

                                      48.

substantial management time devoted to integrating the companies, the possibility that Chordiant might not be successful in retaining the employees of the acquired companies, undisclosed liabilities, the failure to realize anticipated benefits (such as cost savings and synergies) and issues related to integrating acquired technology or content into Chordiant's products and media properties (such as unanticipated expenses). Realization of any of these risks in connection with any mergers or acquisitions Chordiant has entered into, or may enter into, could have a material adverse effect on Chordiant's business, operating results and financial condition.

Competition in Chordiant's markets is intense and could reduce Chordiant's sales and prevent Chordiant from achieving profitability.

     Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any one of which could reduce Chordiant's future revenues. The market for Chordiant's products is intensely competitive, evolving and subject to rapid technological change. The intensity of competition is expected to increase in the future. Chordiant's current competitors include:

 . Internal information technology departments: In-house information technology departments of potential customers have developed or may develop systems that provide some or all of the functionality of Chordiant's products. Chordiant expects that internally developed application integration and process automation efforts will continue to be a significant source of competition.

 . Point application vendors: Chordiant competes with providers of stand-alone point solutions for Web- based customer relationship management and traditional client/server-based, call-center service customer and salesforce automation solution providers.

     Many of Chordiant's competitors have greater resources and broader customer relationships than Chordiant does. In addition, many of these competitors have extensive knowledge of Chordiant's industry. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to offer a single solution and increase the ability of their products to address customer needs.

If Chordiant is unable to protect Chordiant's intellectual property, Chordiant may lose a valuable asset or incur costly litigation to protect Chordiant's rights.

     Chordiant's success and ability to compete depends upon Chordiant's proprietary technology. Chordiant relies on trademark, trade secret and copyright laws to protect Chordiant's intellectual property. Chordiant has no patents or patent applications. Chordiant ships source code to Chordiant's customers and third party system integrators and partners are given access to it. Despite Chordiant's efforts to protect Chordiant's intellectual property, a third party could copy or obtain the source code to Chordiant's software or other proprietary information without authorization and/or could develop software competitive to the company's. Chordiant's means of protecting Chordiant's proprietary rights may not be adequate and Chordiant's competitors may independently develop similar technology or duplicate Chordiant's products.

                                      49.

     Chordiant may have to litigate to enforce Chordiant's intellectual property rights, to protect Chordiant's trade secrets or know-how or to determine their scope, validity or enforceability. Enforcing or defending Chordiant's proprietary technology is expensive, could cause the diversion of Chordiant's resources and may not prove successful. Chordiant's protective measures may prove inadequate to protect Chordiant's proprietary rights. If Chordiant is unable to protect Chordiant's intellectual property, Chordiant may lose a valuable asset or incur costly litigation to protect Chordiant's rights.

If Chordiant becomes subject to intellectual property infringement claims, these claims could be costly and time-consuming to defend, divert management's attention and cause product delays, and have an adverse effect on Chordiant's revenues and net income.

    Chordiant expects that software product developers and providers of software in markets similar to Chordiant's target markets will increasingly be subject to infringement claims as the number of products and competitors in Chordiant's industry grows and the functionality of products overlaps. Any claims, with or without merit, could be costly and time-consuming to defend, divert Chordiant's management's attention, or cause product delays. Chordiant has no patents or patent applications that Chordiant could use defensively against any company bringing such a claim. If any of Chordiant's products were found to infringe a third party's proprietary rights, Chordiant could be required to enter into royalty or licensing agreements to be able to sell Chordiant's products. Royalty and licensing agreements, if required, may not be available on terms acceptable to Chordiant or at all.

Chordiant's stock price is subject to significant fluctuations.

     Since Chordiant's initial public offering in February 2000, the price of Chordiant's common stock has fluctuated widely. Chordiant believes that factors such as the risks described herein or other factors could cause the price of its common stock to fluctuate, perhaps substantially. In addition, recently, the stock market, in general, and the market for high technology stocks in particular, has experienced extreme price fluctuations, which have often been unrelated to the operating performance of the affected companies. Such fluctuations could adversely affect the market price of Chordiant's common stock.

16.  ADDITIONAL INFORMATION.

     We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

     (a) our Annual Report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on March 27, 2001;

     (b) our definitive proxy statement for our 2001 Annual Meeting of Stockholders, filed with the SEC on April 20, 2001;

     (c) the description of our Common Stock included in our Registration Statement on Form 8-A., filed with the SEC on February 7, 2000.

                                      50.

The SEC file numbers for these filings are 1580804, 000-29357 and 525245 respectively. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.        7 World Trade Center      500 West Madison Street
Room 1024                          Suite 1300                  Suite 1400
Washington, D.C. 20549      New York, New York 10048    Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our Common Stock is quoted on the Nasdaq National Market under the symbol "CHRD," and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

     We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                               Investor Relations
                            Chordiant Software, Inc.
                           20400 Stevens Creek Blvd.
                                   Suite 400
                             Cupertino, CA   95014

or by telephoning us at (408) 517-6100 between the hours of 9:00 a.m. and 5:00 p.m., Cupertino, California local time.

     As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

     The information contained in this Offer about Chordiant should be read together with the information contained in the documents to which we have referred you.

17.  FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

     This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and

                                      51.

uncertainties that include, among others, those set forth in Section 15 of this document. More information about factors that potentially could affect Chordiant's financial results is included in Chordiant's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2000 and our definitive proxy materials for the 2001 Annual Meeting of Stockholders.

     If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

     The Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Chordiant is limited to this document and the cover letter and attached Summary of Terms.

                             Chordiant  May 4, 2001

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

                                  SCHEDULE A

      INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF CHORDIANT

The directors and executive officers of Chordiant and their positions and offices as of May 4, 2001, are set forth in the following table:

            Name                Age                    Position and Offices Held
----------------------------   -----   -------------------------------------------------------
Samuel T. Spadafora.........    58     Chief Executive Officer and Chairman of the Board

Stephen Kelly...............    39     President, Chief Operating Officer and Director

Donald J. Morrison..........    43     Executive Vice President, Business Development and
                                       Marketing

Joseph F. Tumminaro.........    52     Chief Strategy Officer and Director

Steven G. Vogel.............    49     Chief Financial Officer, Chief Accounting Officer and
                                       Secretary

Oliver D. Curme.............    47     Director

Kathryn C. Gould............    50     Director

William E. Ford.............    39     Director

Mitchell Kertzman...........    52     Director

Robert S. McKinney..........    59     Director

William Raduchel............    54     Director

Carol L. Realini............    47     Director

David R. Springett..........    66     Director

     The address of each director and executive officer is: c\o Chordiant, 20400 Stevens Creek Blvd., Suite 400, Cupertino, CA 95014.

     Samuel T. Spadafora has served as chief executive officer and a director of Chordiant since June 1998. From June 1998 until October 2000, he was also Chordiant's president. In November 1999, Mr. Spadafora was elected as Chordiant's chairman of the board of directors. From April 1994 to June 1998, Mr. Spadafora served as vice president of worldwide field

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

operations for the microelectronic business of Sun Microsystems, a computer systems and networking company. Mr. Spadafora holds a B.A. in marketing from Eastern Michigan University.

     Stephen Kelly has been a director of Chordiant since March 2001. Mr. Kelly has acted as Chordiant's president and chief operating officer since October 2000. Between September 1998 and October 2000, he served as Chordiant's senior vice president of Europe, Middle East and Africa operations. From October 1997 to September 1998, Mr. Kelly served as Chordiant's vice president of Europe, Middle East and Africa operations. From 1987 to 1998, Mr. Kelly worked in various sales, alliances and marketing roles at Oracle's United Kingdom operations, most recently as director of Europe, Middle East and Africa alliances and industry groups. Mr. Kelly received his B.A. with honors in business administration and accounting from the University of Bath, in England.

     Donald J. Morrison has served as Chordiant's executive vice president, business development and marketing since September 2000. From January 1999 until September 2000, Mr. Morrison served as Chordiant's executive vice president, worldwide sales and marketing. Mr. Morrison joined Chordiant as executive vice president of marketing in June 1997. From March 1995 to June 1996, Mr. Morrison served as senior vice president of marketing and OEM sales for Network Peripherals Inc., a high-speed networking company focused on fast Internet products. From January 1994 to February 1995, Mr. Morrison served as vice president of marketing at Strategic Mapping, Inc., an applications software company. Mr. Morrison received his B.A. in business administration from San Francisco State University and his masters degree in marketing management from Golden Gate University.

     Joseph F. Tumminaro, is a founder of Chordiant and has served as a director since Chordiant's inception in March 1991. In April 2000, Mr. Tumminaro became Chordiant's chief strategy officer, stepping down form the position of chief technology officer that he had held since Chordiant's inception in March 1991. Mr. Tumminaro served as secretary of Chordiant from its inception until October 1999. From 1985 to 1990, Mr. Tumminaro served as president, vice president of technology and a director of J. Frank Consulting, the predecessor company to Chordiant. Mr. Tumminaro received his B.A. from Southern Illinois University. Mr. Tumminaro and Ms. Realini, a current director of Chordiant who has elected not to run for a second term as a Class I Director and expects to resign prior to the 2001 Annual Meeting, are married to each other.

     Steven G. Vogel has served as Chordiant's senior vice president, chief financial officer since March 12, 2001. From April of 2000 to March 2001, Mr. Vogel was vice president and chief financial officer of Tessera, Inc., an intellectual property company serving the semiconductor industry. From February 1999 to March 2000, Mr. Vogel was the vice president of finance and chief financial officer of iLogistix, a supply chain management company. On March 23, 2001 (more than a year after Mr. Vogel left his position), iLogistix filed for protection under Chapter 11 of the federal bankruptcy laws. Mr. Vogel also served from 1994 to 1999 as the vice president, chief financial officer and general counsel of Microbank Software, Inc., a software company providing back office automation to the financial services industry. Previously, Mr. Vogel was the vice president and CFO of Transform Logic Corp., director of finance for Guardian Industries and in progressive financial roles at Ryder System, Corning and Ford Motor Company. He holds an MBA from The Wharton School at the University of

                                      54.

Pennsylvania, an LL.M. in corporation law from the New York University School of Law, a JD, cum laude, from the Arizona State University School of Law, and a BA and MBA from Lehigh University. An attorney at law, Mr. Vogel was admitted to the State Bars of New York, New Jersey and Arizona, and holds both CPA and CMA designations.

     Oliver D. Curme has been a director of Chordiant since July 1996. Mr. Curme has served as a general partner of several entities associated with Battery Ventures LP, a venture capital company, since 1988. Mr. Curme received his B.S. from Brown University and his M.B.A. from Harvard Business School.

     Kathryn C. Gould has been a director of Chordiant since July 1996. She is a manager for each of the general partners for Foundation Capital I, II, and III, a family of venture capital limited partnerships, and has been a member of that firm since December 1995. Since 1989, Ms. Gould has been a general partner of Merrill, Pickard, Anderson & Eyre, a venture capital firm. Ms. Gould also serves as a director of Eloquent, Inc., a Web-based business communications solutions provider, and as a director of Interwoven, Inc., a software provider. Ms. Gould received a B.Sc. in physics from the University of Toronto and an M.B.A. from the University of Chicago.

     William E. Ford was appointed as a director of Chordiant on March 27, 2001. Mr. Ford has served as a director of Prime Response from October 1997 until it was acquired by Chordiant on March 27, 2001. Mr. Ford has served as a managing member of General Atlantic Partners, LLC (or its predecessor), a private equity investment firm, and an affiliate of Prime Response, that invests globally in Internet information technology companies, since 1991. Mr. Ford also serves as a director of Priceline.com, Inc., a provider of Internet pricing systems, E*Trade Group, Inc., a provider of Internet financial services, Eclipsys Corporation, a software company, Wit Soundview Group, Inc., a technology-focused investment bank and several private information technology companies.

     Mitchell Kertzman has been a director of Chordiant since February 1997. Mr. Kertzman has served as chief executive officer and a director of Liberate Technologies, a Internet access software company, since November 1998. From November 1998 to January 2001 Mr. Kertzman also served as president of Liberate Technologies. Before joining Liberate, Mr. Kertzman was a member of the board of directors of Sybase, Inc., a database company, from February 1995 until November 1998. He has served as chairman of Sybase's board of directors since July 1997. Between February 1998 and August 1998, he also served as co-chief executive officer of Sybase. From July 1996 until February 1997 Mr. Kertzman served as chief executive officer of Sybase, and from July 1996 until July 1997 he also served as president of Sybase. Between February 1995 and July 1996, Mr. Kertzman served as an executive vice president of Sybase. In February 1995, Sybase merged with Powersoft Corporation, a provider of application development tools. Mr. Kertzman had served as chief executive officer and a director of Powersoft since he founded it in 1974. Mr. Kertzman has also served as a director of CNET Networks, Inc., an Internet content company, since 1997 and as a director of Handspring, Inc. since 2000.

     Robert S. McKinney has been a director of Chordiant since January 2000. Mr. McKinney has served as president of Information Management Consulting, a consulting firm, since September 1998 and is acting chief information officer of Metropolitan Life Insurance Company's individual business and client services business units. Mr. McKinney was chief

                                      55.

information officer of Tenneco Automotive Inc., an automotive parts manufacturing company, from March 1996 to September 1998 and chief information officer of PaineWebber, an investment banking firm, from February 1990 to February 1996. Mr. McKinney received a B.S. in mechanical engineering from the U.S.M.M.S, Kings Point and a masters degree in management and industrial engineering from Columbia University.

     William Raduchel, Ph.D. has been a director of Chordiant since August 1998. Mr. Raduchel is currently the chief technology officer of AOL Time Warner, Inc., an online service provider. Mr. Raduchel held various positions with Sun Microsystems, a computer systems company, from 1989 to 1998, including chief strategy officer from January 1998 to September 1999, vice president, corporate planning and development and chief information officer from July 1991 to January 1998 and chief financial officer. Mr. Raduchel received his B.A. from Michigan State University and his A.M. and Ph.D. from Harvard University. He is a director of MIH Limited and OpenTV, Inc. and two private companies.

     Carol L. Realini was a founder of Chordiant and has been a director since Chordiant's inception in March 1991. She recently joined the board of Finestra Software in Palo Alto, CA. Ms. Realini has served as president, chief executive officer and chairman of XO Family, Inc. from November 1999 through November 2000. From May 1997 to November 1999, she served as Chordiant's chairman. From May 1997 until June 1998, Ms. Realini served as Chordiant's president and chief executive officer. From January 1990 until May 1997, Ms. Realini served as president, chief executive officer and chairman of J. Frank Consulting, Inc., a consulting services firm and the predecessor company to Chordiant. From June 1988 to January 1990, Ms. Realini served as vice president of sales and marketing of Legato Systems, Inc. Ms. Realini received her B.A. with honors in mathematics from University of California, Santa Cruz and her masters degree from California State University, San Jose. Ms. Realini and Mr. Tumminaro, Chordiant's chief technology officer and also a director, are married to each other.

     David R. Springett, Ph.D., has been a director of Chordiant since January 2000. Dr. Springett has served as president of the Community College Foundation, an educational foundation since February 1994. Dr. Springett was also president of Strategic Marketing Associates, a marketing company from January 1992 to January 1994 and held various positions with Xerox Corporation, a photocopy and computer equipment company, from May 1963 to May 1991, including vice-president, strategic marketing and director, European marketing. He is a member of the board of directors of the California Vehicle Foundation and the California State Commission on Welfare Reform and Training. Dr. Springett has received degrees from the Royal Military College of Canada, the University of Toronto, Queen's University and Harvard University.

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